Exhibit 99.3

Item 1.	CONSOLIDATED FINANCIAL STATEMENTS

E. I. du Pont de Nemours and Company

Consolidated Statements of Operations (Unaudited)

	Successor		Predecessor
(In millions, except per share amounts)	Three Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017
Net sales	$5,294	$1,735	$2,991
Cost of goods sold	3,686	1,531	1,937
Other operating charges			136
Research and development expense	367	120	267
Selling, general and administrative expenses	823	276	776
Amortization of intangibles	307	89
Restructuring and asset related charges—net	182	40	11
Integration and separation costs	344	71
Goodwill impairment charge	4,503	—	—
Sundry income (expense)—net	52	121	(183)
Interest expense	82	27	71

Loss from continuing operations before income taxes	(4,948)	(298)	(390)

Provision for (benefit from) income taxes on continuing operations	12	(23)	(132)

Loss from continuing operations after income taxes	(4,960)	(275)	(258)

(Loss) income from discontinued operations after income taxes	—	(20)	29

Net loss	(4,960)	(295)	(229)

Net (loss) income attributable to noncontrolling interests	—	(2)	5

Net loss attributable to DuPont	$(4,960)	$(293)	$(234)

Basic (loss) earnings per share of common stock:
Basic loss per share of common stock from continuing operations			$(0.30)
Basic earnings per share of common stock from discontinued operations			0.03

Basic loss per share of common stock			$(0.27)

Diluted (loss) earnings per share of common stock:
Diluted loss per share of common stock from continuing operations			$(0.30)
Diluted earnings per share of common stock from discontinued operations			0.03

Diluted loss per share of common stock			$(0.27)

Dividends declared per share of common stock			$0.38

See Notes to the Consolidated Financial Statements beginning on page 7.

E. I. du Pont de Nemours and Company

Consolidated Statements of Operations (Unaudited)

	Successor		Predecessor
(In millions, except per share amounts)	Nine Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period January 1 - August 31, 2017
Net sales	$20,538	$1,735	$17,281
Cost of goods sold	14,202	1,531	10,052
Other operating charges			504
Research and development expense	1,145	120	1,022
Selling, general and administrative expenses	2,964	276	3,222
Amortization of intangibles	955	89
Restructuring and asset related charges—net	370	40	323
Integration and separation costs	926	71
Goodwill impairment charge	4,503	—	—
Sundry income (expense)—net	293	121	(113)
Interest expense	248	27	254

(Loss) income from continuing operations before income taxes	(4,482)	(298)	1,791

Provision for (benefit from) income taxes on continuing operations	180	(23)	149

(Loss) income from continuing operations after income taxes	(4,662)	(275)	1,642

(Loss) income from discontinued operations after income taxes	(5)	(20)	119

Net (loss) income	(4,667)	(295)	1,761

Net income (loss) attributable to noncontrolling interests	8	(2)	20

Net (loss) income attributable to DuPont	$(4,675)	$(293)	$1,741

Basic earnings per share of common stock:
Basic earnings per share of common stock from continuing operations			$1.86
Basic earnings per share of common stock from discontinued operations			0.13

Basic earnings per share of common stock			$2.00

Diluted earnings per share of common stock:
Diluted earnings per share of common stock from continuing operations			$1.85
Diluted earnings per share of common stock from discontinued operations			0.13

Diluted earnings per share of common stock			$1.99

Dividends declared per share of common stock			$1.14

See Notes to the Consolidated Financial Statements beginning on page 7.

E. I. du Pont de Nemours and Company

Consolidated Statements of Comprehensive (Loss) Income (Unaudited)

	Successor		Predecessor
(In millions)	Three Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017
Net loss	$(4,960)	$(295)	$(229)
Other comprehensive (loss) income—net of tax:
Cumulative translation adjustments	(76)	(572)	389
Adjustments to pension benefit plans	4	—	50
Adjustments to other benefit plans	—	—	3
Derivative instruments	(3)	—	1

Total other comprehensive (loss) income	(75)	(572)	443

Comprehensive (loss) income	(5,035)	(867)	214

Comprehensive (loss) income attributable to noncontrolling interests—net of tax	—	(2)	5

Comprehensive (loss) income attributable to DuPont	$(5,035)	$(865)	$209

	Successor		Predecessor
(In millions)	Nine Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period January 1 - August 31, 2017
Net (loss) income	$(4,667)	$(295)	$1,761
Other comprehensive (loss) income—net of tax:
Cumulative translation adjustments	(1,042)	(572)	1,042
Adjustments to pension benefit plans	11	—	247
Adjustments to other benefit plans	—	—	10
Derivative instruments	(8)	—	(10)

Total other comprehensive (loss) income	(1,039)	(572)	1,289

Comprehensive (loss) income	(5,706)	(867)	3,050

Comprehensive income (loss) attributable to noncontrolling interests—net of tax	8	(2)	20

Comprehensive (loss) income attributable to DuPont	$(5,714)	$(865)	$3,030

See Notes to the Consolidated Financial Statements beginning on page 7.

E. I. du Pont de Nemours and Company

Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except share amounts)	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$3,536	$7,250
Marketable securities	264	952
Accounts and notes receivable—net	7,079	5,239
Inventories	6,852	8,633
Other current assets	1,188	981

Total current assets	18,919	23,055

Investment in nonconsolidated affiliates	1,416	1,595
Property, plant and equipment—net of accumulated depreciation (September 30, 2018—$1,367; December 31, 2017—$443)	11,832	12,435
Goodwill	40,988	45,589
Other intangible assets	26,454	27,726
Deferred income taxes	276	480
Other assets	1,839	2,084

Total Assets	$101,724	$112,964

Liabilities and Equity
Current liabilities
Short-term borrowings and capital lease obligations	$4,360	$2,779
Accounts payable	4,208	4,831
Income taxes payable	88	149
Accrued and other current liabilities	2,612	4,384

Total current liabilities	11,268	12,143

Long-Term Debt	10,208	10,291
Other Noncurrent Liabilities
Deferred income tax liabilities	5,456	5,836
Pension and other post employment benefits—noncurrent	6,151	7,787
Other noncurrent obligations	1,667	1,975

Total noncurrent liabilities	23,482	25,889

Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, without par value—cumulative; 23,000,000 shares authorized; issued at September 30, 2018 and December 31, 2017:
$4.50 Series—1,673,000 shares (callable at $120)	169	169
$3.50 Series—700,000 shares (callable at $102)	70	70
Common stock, $0.30 par value; 1,800,000,000 shares authorized; issued at September 30, 2018 and December 31, 2017—100	—	—
Additional paid-in capital	74,909	74,727
(Accumulated deficit) retained earnings	(6,988)	175
Accumulated other comprehensive loss	(1,420)	(381)

Total DuPont stockholders’ equity	66,740	74,760

Noncontrolling interests	234	172

Total equity	66,974	74,932

Total Liabilities and Equity	$101,724	$112,964

See Notes to the Consolidated Financial Statements beginning on page 7.

E. I. du Pont de Nemours and Company

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Successor		Predecessor
(In millions)	Nine Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period January 1 - August 31, 2017
Operating activities
Net (loss) income	$(4,667)	$(295)	$1,761
Adjustments to reconcile net (loss) income to cash used for operating activities:
Depreciation and amortization	1,948	200	749
Provision for deferred income tax	119	211
Net periodic pension (benefit) cost	(242)	(28)	295
Pension contributions	(1,266)	(19)	(3,024)
Net gain on sales of property, businesses, consolidated companies, and investments	(11)	(1)	(204)
Restructuring and asset related charges—net	370	40
Asset related charges			279
Amortization of inventory step-up	1,494	429
Goodwill impairment charge	4,503	—	—
Other net loss (gain)	306	(61)	481
Changes in operating assets and liabilities—net	(5,115)	(786)	(4,286)

Cash used for operating activities	(2,561)	(310)	(3,949)

Investing activities
Capital expenditures	(911)	(92)	(687)
Proceeds from sales of property, businesses, and consolidated companies—net of cash divested	54	1	300
Acquisitions of businesses—net of cash acquired	—	3	(246)
Investments in and loans to nonconsolidated affiliates	—	—	(22)
Purchases of investments	(1,235)	(26)	(5,457)
Proceeds from sales and maturities of investments	1,930	1,049	3,977
Foreign currency exchange contract settlements			(206)
Other investing activities—net	(4)	—	(41)

Cash (used for) provided by investing activities	(166)	935	(2,382)

Financing activities
Change in short-term (less than 90 days) borrowings	2,381	588	3,610
Proceeds from issuance of long-term debt	756	—	2,734
Payments on long-term debt	(1,534)	(41)	(229)
Proceeds from exercise of stock options	81	11	235
Dividends paid to stockholders	(7)	(326)	(666)
Distributions to DowDuPont	(2,481)	—
Other financing activities	(48)	(2)	(52)

Cash (used for) provided by financing activities	(852)	230	5,632

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(187)	(69)	187

Change in cash classified as held for sale	—	(37)	(31)

(Decrease) increase in cash, cash equivalents and restricted cash	(3,766)	749	(543)

Cash, cash equivalents and restricted cash at beginning of period	7,808	4,005	4,548

Cash, cash equivalents and restricted cash at end of period	$4,042	$4,754	$4,005

See Notes to the Consolidated Financial Statements beginning on page 7.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

E.I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements (Unaudited)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements

The accompanying unaudited interim Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for interim periods have been included. Results for interim periods should not be considered indicative of results for a full year. These interim Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, collectively referred to as the “2017 Annual Report.” The interim Consolidated Financial Statements include the accounts of the company and all of its subsidiaries in which a controlling interest is maintained.

Principles of Consolidation and Basis of Presentation

DowDuPont Inc. (“DowDuPont”) was formed on December 9, 2015 to effect an all-stock, merger of equals strategic combination between The Dow Chemical Company (“Dow”) and DuPont (the “Merger Transaction”). On August 31, 2017 at 11:59 pm ET, (the “Merger Effectiveness Time”) pursuant to the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the “Merger Agreement”), Dow and DuPont each merged with wholly owned subsidiaries of DowDuPont (“Mergers”) and, as a result of the Mergers, Dow and DuPont became subsidiaries of DowDuPont (collectively, the “Merger”). Prior to the Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the Merger Agreement. DowDuPont intends to pursue, subject to certain customary conditions, including, among others, the effectiveness of registration statements filed with the U.S. Securities and Exchange Commission (“SEC”) and approval by the Board of Directors of DowDuPont, the separation of the combined company’s agriculture business, specialty products business and materials science business through a series of tax-efficient transactions (collectively, the “Intended Business Separations”).

For purposes of DowDuPont’s financial statement presentation, Dow was determined to be the accounting acquirer in the Merger and DuPont’s assets and liabilities are reflected at fair value as of the Merger Effectiveness Time. In connection with the Merger and the related accounting determination, DuPont has elected to apply push-down accounting and reflect in its financial statements the fair value of its assets and liabilities. DuPont’s interim Consolidated Financial Statements for periods following the close of the Merger are labeled “Successor” and reflect DowDuPont’s basis in the fair values of the assets and liabilities of DuPont. All periods prior to the closing of the Merger reflect the historical accounting basis in DuPont’s assets and liabilities and are labeled “Predecessor.” The interim Consolidated Financial Statements and footnotes include a black line division between the columns titled “Predecessor” and “Successor” to signify that the amounts shown for the periods prior to and following the Merger are not comparable. See Note 3 for additional information on the Merger.

Transactions between DuPont and DowDuPont, Dow and their affiliates and other associated companies are reflected in the Successor consolidated financial statements and disclosed as related party transactions when material. Related party transactions with Dow and DowDuPont are included in Note 7.

As a condition of the regulatory approval for the Merger Transaction, the company was required to divest certain assets related to its crop protection business and research and development (“R&D”) organization, specifically the company’s Cereal Broadleaf Herbicides and Chewing Insecticides portfolios, including Rynaxypyr ® , Cyazypyr ® and Indoxacarb as well as the crop protection R&D pipeline and organization, excluding seed treatment, nematicides, and late-stage R&D programs. On March 31, 2017, the company entered into a definitive agreement (the “FMC Transaction Agreement”) with FMC Corporation (“FMC”). Under the FMC Transaction

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Agreement, FMC would acquire the crop protection business and R&D assets that DuPont was required to divest in order to obtain European Commission (“EC”) approval of the Merger Transaction as described above, (the “Divested Ag Business”) and DuPont agreed to acquire certain assets relating to FMC’s Health and Nutrition segment, excluding its Omega-3 products (the “H&N Business”) (collectively, the “FMC Transactions”).

On November 1, 2017, the company completed the FMC Transactions through the disposition of the Divested Ag Business and the acquisition of the H&N Business. The sale of the Divested Ag Business meets the criteria for discontinued operations and as such, results of operations are presented as discontinued operations and have been excluded from continuing operations for all periods presented. The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding. The comprehensive income and cash flows related to the Divested Ag Business have not been segregated and are included in the interim Consolidated Statements of Comprehensive (Loss) Income and interim Condensed Consolidated Statements of Cash Flows, respectively, for all periods presented. Amounts related to the Divested Ag Business are consistently included or excluded from the Notes to the interim Consolidated Financial Statements based on the respective financial statement line item. See Note 4 for additional information.

Certain reclassifications of prior year’s data have been made to conform to current year’s presentation. As described in Note 2, effective January 1, 2018, the company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2017-07, Compensation—Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. In conjunction with the adoption of this ASU, the company retrospectively reclassified the non-service components of net periodic benefit cost in the interim Consolidated Statements of Operations. See Note 2 for more information.

Significant Accounting Policies

The company has updated its revenue recognition policy since issuance of its 2017 Annual Report as a result of the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) in the first quarter 2018. See Notes 2 and 5 for additional information. See Note 1, “Summary of Significant Accounting Policies,” in the 2017 Annual Report for more information on DuPont’s other significant accounting policies.

Revenue

The company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the company expects to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the company determines are within the scope of Topic 606, the company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. See Note 5 for additional information on revenue recognition.

Changes in Accounting and Reporting

Within the Successor periods, DuPont made the following changes in accounting and reporting to harmonize its accounting and reporting with DowDuPont.

Within the Successor periods of the interim Consolidated Statements of Operations:

•	Included royalty income within net sales. In the Predecessor periods, royalty income is included within sundry income (expense)—net.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

•

Eliminated the other operating charges line item. In the Successor periods, a majority of these costs are included within cost of goods sold. These costs are also included in selling, general and administrative expenses and amortization of intangibles in the Successor periods.

•

Presented amortization of intangibles as a separate line item. In the Predecessor periods, amortization is included within selling, general and administrative expenses, other operating charges, and research and development expenses.

•	Presented integration and separation costs as a separate line item. In the Predecessor periods, these costs are included within selling, general and administrative expenses.

•

Included interest accrued related to unrecognized tax benefits within the provision for income taxes on continuing operations. In the Predecessor periods, interest accrued related to unrecognized tax benefits is included within sundry income (expense)—net.

Within the Successor period of the interim Condensed Consolidated Statements of Cash Flows:

•

Included foreign currency exchange contract settlements within cash flows from operating activities, regardless of hedge accounting qualification. In the Predecessor period, DuPont reflected non-qualified hedge programs, specifically forward contracts, options and cash collateral activity, within cash flows from investing activities. In the Predecessor period, DuPont reflected cash flows from qualified hedge programs within the line item to which the program related (i.e., revenue hedge cash flows presented within changes from accounts receivable).

NOTE 2—RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) which was further updated in March, April, May and December 2016, as well as September and November 2017. The new guidance clarifies the principles for recognizing revenue and develops a common revenue standard for GAAP. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The new standard resulted in additional disclosure requirements to describe the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The standard permits the use of either the retrospective or modified retrospective (cumulative-effect) transition method of adoption.

The company adopted this standard in the first quarter of 2018 and applied the modified retrospective transition method to contracts not completed at the date of initial application. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with historic accounting under Topic 605 (Revenue Recognition). The company recognized the cumulative effect of applying the new revenue standard as an adjustment to the opening balance of retained earnings in the beginning of 2018. See Note 5 for additional disclosures regarding the company’s contracts with customers.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In accordance with Topic 606, the disclosure of the impact of adoption to the company’s Consolidated Balance Sheet was as follows:

(In millions, except per share amounts)	As Reported December 31, 2017	Effect of Adoption of ASU 2014-09	Updated January 1, 2018
Current assets
Accounts and notes receivable—net	$5,239	$79	$5,318
Inventories	8,633	(53)	8,580
Other current assets	981	101	1,082
Deferred income taxes	$480	$1	$481
Liabilities and Equity
Current liabilities
Accounts payable	$4,831	$(3)	$4,828
Accrued and other current liabilities	4,384	120	4,504
Deferred income tax liabilities	$5,836	$3	$5,839
Retained earnings	$175	$8	$183

The most significant changes as a result of adopting ASU No. 2014-09 relate to the reclassification of the company’s return assets and refund liabilities in the agriculture product line on the interim Condensed Consolidated Balance Sheets. Under previous guidance, the company accrued the amount of expected product returns as a reduction of net sales and a reduction of accounts and notes receivable—net, and the value associated with the products expected to be recovered in inventory along with a corresponding reduction in cost of goods sold. Under Topic 606, the company now separately presents the amount of expected product returns as refund liabilities, included in accrued and other current liabilities, and the products expected to be recovered as return assets, included in other current assets in the consolidated balance sheets. The reclassification of return assets and refund liabilities was $61 million and $119 million , respectively, at January 1, 2018.

The effect on the interim Condensed Consolidated Statement of Cash Flows was not material. The following table summarizes the effects of adopting the new accounting standard related to revenue recognition on the company’s interim Condensed Consolidated Balance Sheet:

	September 30, 2018
(In millions, except per share amounts)	As Reported	Effect of Change	Balance without Adoption of Topic 606
Current assets
Accounts and notes receivable—net	$7,079	$(22)	$7,057
Inventories	6,852	12	6,864
Other current assets	1,188	(59)	1,129
Deferred income taxes	$276	$(1)	$275
Liabilities and Equity
Current liabilities
Accrued and other current liabilities	$2,612	$(40)	$2,572
Deferred income tax liabilities	$5,456	$(8)	$5,448
Accumulated deficit	$(6,988)	$(22)	$(7,010)

In accordance with Topic 606, the impact of adoption to the company’s interim Consolidated Statements of Operations primarily related to the accounting for interest income from its customer financing arrangements in the agriculture product line. Under previous guidance, the company recorded the interest income from these

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

arrangements over the financing period within sundry income (expense)—net. Under Topic 606, the company elected the practical expedient and does not adjust the promised amount of consideration for the effects of a significant financing component for contracts where payment terms are one year or less. Accordingly, the entire arrangement consideration is recorded in net sales upon satisfaction of the performance obligation. Performance obligations for these arrangements are generally satisfied during the first half of the fiscal year, consistent with the North America growing season. The following tables summarize the effects of adopting the new accounting standard related to revenue recognition on the company’s interim Consolidated Statements of Operations for the three and nine months ended September 30, 2018:

	For the Three Months Ended September 30, 2018 (Successor)
(In millions, except per share amounts)	As Reported	Effect of Change	Balance without Adoption of Topic 606
Net sales	$5,294	$(3)	$5,291
Sundry income—net	$52	$20	$72
Loss from continuing operations before income taxes	$(4,948)	$17	$(4,931)
Provision for income taxes on continuing operations	$12	$4	$16
Loss from continuing operations after income taxes	$(4,960)	$13	$(4,947)

	For the Nine Months Ended September 30, 2018 (Successor)
(In millions, except per share amounts)	As Reported	Effect of Change	Balance without Adoption of Topic 606
Net sales	$20,538	$(75)	$20,463
Sundry income—net	$293	$57	$350
Loss from continuing operations before income taxes	$(4,482)	$(18)	$(4,500)
Provision for income taxes on continuing operations	$180	$(4)	$176
Loss from continuing operations after income taxes	$(4,662)	$(14)	$(4,676)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. The new guidance makes eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The new guidance requires adoption on a retrospective basis unless it is impracticable to apply, in which case the company would be required to apply the amendments prospectively as of the earliest date practicable. The company adopted this standard on January 1, 2018 and there was no material impact.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory. The new guidance requires that entities recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs, rather than when the asset is sold to an outside party. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. Early adoption is permitted as of the beginning of an annual reporting period. The new guidance requires adoption on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The company adopted this standard on January 1, 2018 and there was no adjustment to retained earnings.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash (a consensus of the FASB Emerging Issues Task Force), which clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows, and, as a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. An entity with a material balance of restricted cash and restricted cash equivalents must disclose information about the nature of the restrictions. The company adopted this standard on January 1, 2018. See the interim Condensed Consolidated Statement of Cash Flows for the new presentation of restricted cash as well as Note 8 for a reconciliation of cash, cash equivalents and restricted cash (included in other current assets) presented on the interim Condensed Consolidated Balance Sheets to the total cash, cash equivalents and restricted cash presented in the interim Condensed Consolidated Statements of Cash Flows.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business. The new guidance narrows the existing definition of a business and provides a framework for evaluating whether a transaction should be accounted for as an acquisition (or disposal) of assets or a business. The guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities (collectively, the “set”) is not a business. To be considered a business, the set would need to include an input and a substantive process that together significantly contribute to the ability to create outputs, as defined by the ASU. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods, and should be applied prospectively. Early adoption is permitted. The company adopted this standard on January 1, 2018 and will apply it prospectively to all applicable transactions after the adoption date.

In March 2017, the FASB issued ASU No. 2017-07, Compensation—Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The new guidance requires registrants to present the service cost component of net periodic benefit cost in the same income statement line item or items as other employee compensation costs arising from services rendered during the period. In addition, only the service cost component will be eligible for capitalization in assets. Registrants will present the other components of net periodic benefit cost separately from the service cost component; and, the line item or items used in the income statement to present the other components of net periodic benefit cost must be disclosed. The new standard must be adopted retrospectively for the presentation of the service cost component and the other components of net periodic benefit cost in the income statement, and prospectively for the capitalization of the service cost component of net periodic benefit cost in assets. The company adopted this guidance on January 1, 2018, and will record the other components of net periodic benefit cost in sundry income (expense)—net. The following tables summarize the reclassification of those costs from cost of goods sold, research and development expense, and selling, general and administrative expenses to sundry income (expense)—net in the interim Consolidated Statements of Operations:

Summary of Changes to the interim Consolidated Statement of Operations	For the Month Ended September 30, 2017 (Successor)
(in millions)	As Reported	Effect of Change	Updated
Cost of goods sold	$1,511	$20	$1,531
Research and development expense	$116	$4	$120
Selling, general and administrative expenses	$267	$9	$276
Sundry income (expense)—net	$88	$33	$121

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Summary of Changes to the interim Consolidated Statement of Operations	For the Period July 1 - August 31, 2017 (Predecessor)
(in millions)	As Reported	Effect of Change	Updated
Cost of goods sold	$1,975	$(38)	$1,937
Research and development expense	$278	$(11)	$267
Selling, general and administrative expenses	$798	$(22)	$776
Sundry income (expense)—net	$(112)	$(71)	$(183)

Summary of Changes to the interim Consolidated Statement of Operations	For the Period January 1 - August 31, 2017 (Predecessor)
(in millions)	As Reported	Effect of Change	Updated
Cost of goods sold	$10,205	$(153)	$10,052
Research and development expense	$1,064	$(42)	$1,022
Selling, general and administrative expenses	$3,306	$(84)	$3,222
Sundry income (expense)—net	$166	$(279)	$(113)

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815), Targeted Improvements to Accounting for Hedging Activities. The new guidance expands and refines hedge accounting for both nonfinancial and financial risk components and aligns the recognition and presentation of the effects of the hedging instrument and the hedged items in the financial statements. For cash flow and net investment hedges existing as of the date of adoption, an entity should apply a cumulative-effect adjustment related to eliminating the separate measurement of ineffectiveness to accumulated other comprehensive income with a corresponding adjustment to the opening balance of retained earnings as of the beginning of the fiscal year in which an entity adopts. Presentation and disclosure guidance is required to be adopted prospectively. The new standard is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted in any interim period. All transition requirements and elections should be applied to hedging relationships existing (that is, hedging relationships in which the hedging instrument has not expired, been sold, terminated, or exercised or the entity has not removed the designation of the hedging relationship) on the date of adoption. The effect of adoption should be reflected as of the beginning of the fiscal year of adoption. The company early adopted the new guidance in the second quarter of 2018, and adoption did not have a material impact on the interim Consolidated Financial Statements.

Accounting Guidance Issued But Not Adopted as of September 30, 2018

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The amendments under the new guidance will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability, other than leases that meet the definition of a short-term lease. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard. The new leasing standard will be effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The company has a cross-functional team in place to evaluate and implement the new guidance. The team continues to review existing lease arrangements and has engaged a third party to assist with the collection of lease data. The company will elect the optional transition method that allows for a cumulative-effect adjustment in the period of adoption and will not restate prior periods. The impact of applying other practical expedients and accounting policy elections has been evaluated and the company is in the process of documenting the related considerations and decisions. The company is currently implementing a software solution in connection with the adoption of this ASU; however, this system is still being developed to comply with the new ASU. The company continues to enhance accounting systems and update business processes and controls related to the new guidance for leases. Collectively, these activities are expected to facilitate the company’s ability to meet the new accounting and

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

disclosure requirements upon adoption in the first quarter of 2019. The company is working to quantify the impact and anticipates that the adoption of the new standard will result in a material increase in lease-related assets and liabilities in the Consolidated Balance Sheets. The impact to the company’s Consolidated Statements of Operations and Consolidated Statements of Cash Flows is not expected to be material. The company is the lessee under various agreements for facilities and equipment that are currently accounted for as operating leases. A complete discussion of these leases is included in the company’s 2017 Annual Report in Note 14, “Commitments and Contingent Liabilities.”

In August 2018, the FASB issued ASU No. 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Topic 715-20), Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans. This amendment modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans by removing and adding certain disclosures for these plans. The eliminated disclosures include the amounts in accumulated other comprehensive income expected to be recognized in net periodic benefit costs over the next fiscal year and the effects of a one-percentage-point change in assumed health care cost trend rates on the net periodic benefit costs and the benefit obligation for postretirement health care benefits. New disclosures include the interest crediting rates for cash balance plans, and an explanation of significant gains and losses related to changes in benefit obligations. The new standard is effective for fiscal years beginning after December 15, 2020, and must be applied retrospectively for all periods presented. Early adoption is permitted. The company is currently evaluating the timing of adoption and the impact this guidance will have on the Consolidated Financial Statements and related disclosures, but does not expect there to be a significant impact.

Note 3—BUSINESS COMBINATIONS

Merger with Dow

Upon completion of the Merger, (i) each share of common stock, par value $0.30 per share, of the company (the “DuPont Common Stock”) was converted into the right to receive 1.2820 fully paid and non-assessable shares of DowDuPont common stock, par value $0.01 per share, (“DowDuPont Common Stock”), in addition to cash in lieu of any fractional shares of DowDuPont Common Stock, and (ii) each share of DuPont Preferred Stock— $4.50 Series and DuPont Preferred Stock— $3.50 Series (collectively “DuPont Preferred Stock”) issued and outstanding immediately prior to the Merger Effectiveness Time remains issued and outstanding and was unaffected by the Merger.

As provided in the Merger Agreement, at the Merger Effectiveness Time, all options relating to shares of DuPont Common Stock that were outstanding immediately prior to the effective time of the Merger were generally automatically converted into options relating to shares of DowDuPont Common Stock and all restricted stock units and performance based restricted stock units relating to shares of DuPont Common Stock that were outstanding immediately prior to the effective time of the Mergers were generally automatically converted into restricted stock units relating to shares of DowDuPont Common Stock, in each case, after giving effect to appropriate adjustments to reflect the Mergers and otherwise generally on the same terms and conditions as applied under the applicable plans and award agreements immediately prior to the Merger Effectiveness Time.

Prior to the Merger, shares of DuPont Common Stock were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended and listed on the New York Stock Exchange (the “NYSE”). As a result of the Merger, on August 31, 2017 , the company requested that the NYSE withdraw the shares of DuPont Common Stock from listing on the NYSE and filed a Form 25 with the SEC to report that DuPont Common Stock is no longer listed on the NYSE. DuPont continues to have preferred stock outstanding and it remains listed on the NYSE. DowDuPont Common Stock is listed and trades on the NYSE, ticker symbol DWDP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As a condition of the regulatory approval of the Merger, DuPont was required to divest a portion of its crop protection business, including certain research and development capabilities. See Note 4 for additional information.

Allocation of Purchase Price

Based on an evaluation of the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), Dow was determined to be the accounting acquirer in the Merger. DowDuPont has applied the acquisition method of accounting with respect to the assets and liabilities of DuPont, which have been measured at fair value as of the date of the Merger. In connection with the Merger and the related accounting determination, DuPont has elected to apply push-down accounting and reflect in its financial statements the fair value of assets and liabilities. Such fair values have been reflected in the Successor periods of the Consolidated Financial Statements.

DuPont’s assets and liabilities were measured at estimated fair values as of the Merger Effectiveness Time, primarily using Level 3 inputs. Estimates of fair value represent management’s best estimate which require a complex series of judgments about future events and uncertainties. Third-party valuation specialists were engaged to assist in the valuation of these assets and liabilities.

The total fair value of consideration transferred for the Merger was $74,680 million. Total consideration is comprised of the equity value of the DowDuPont shares as of the Merger Effectiveness Time that were issued in exchange for DuPont shares, the cash value for fractional shares, and the portion of DuPont’s share awards and share options earned as of the Merger Effectiveness Time.

The following table summarizes the fair value of consideration exchanged as a result of the Merger:

(In millions, except exchange ratio)
DuPont Common Stock outstanding as of the Merger Effectiveness Time	868.3
DuPont exchange ratio	1.2820

DowDuPont Common Stock issued in exchange for DuPont Common Stock	1,113.2

Fair value of DowDuPont Common Stock issued [1]	$74,195
Fair value of DowDuPont equity awards issued in exchange for outstanding DuPont equity awards [2]	485

Total consideration	$74,680

1.	Amount was determined based on the price per share of Dow Common Stock of $66.65 on August 31, 2017.
2.

Represents the fair value of replacement awards issued for DuPont’s equity awards outstanding immediately before the Merger and attributable to the service periods prior to the Merger. The previous DuPont equity awards were converted into the right to receive 1.2820 shares of DowDuPont Common Stock.

The acquisition method of accounting requires, among other things, that identifiable assets acquired and liabilities assumed be recognized on the balance sheet at their respective fair value as of the acquisition date. In determining the fair value, DowDuPont utilized various forms of the income, cost and market approaches depending on the asset or liability being fair valued. The estimation of fair value required significant judgments related to future net cash flows (including net sales, cost of products sold, selling and marketing costs, and working capital/contributory asset charges), discount rates reflecting the risk inherent in each cash flow stream, competitive trends, market comparables and other factors. Inputs were generally determined by taking into account historical data, supplemented by current and anticipated market conditions, and growth rates.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The table below presents the final fair value that was allocated to DuPont’s assets and liabilities based upon fair values as determined by DowDuPont. The valuation process to determine the fair values is complete. For the nine months ended September 30, 2018, DowDuPont made measurement period adjustments to reflect facts and circumstances in existence as of the Merger Effectiveness Time. These adjustments primarily included a $392 million increase in goodwill, a $257 million decrease in property, plant, and equipment, and a $150 million decrease in indefinite-lived trademarks and trade names and customer-related assets.

Final fair value
(In millions)
Fair Value of Assets as of the Merger Effectiveness Time
Cash and cash equivalents	$4,005
Marketable securities	2,849
Accounts and notes receivable	7,834
Inventories	8,805
Other current assets	420
Investment in nonconsolidated affiliates	1,596
Assets held for sale—current	3,732
Property, plant and equipment	11,684
Goodwill	45,497
Other intangible assets	27,071
Deferred income tax assets	279
Other assets	2,066

Total Assets	$115,838

Fair Value of Liabilities
Short-term borrowings and capital lease obligations	$5,319
Accounts payable	3,298
Income taxes payable	261
Accrued and other current liabilities	3,517
Liabilities held for sale—current	125
Long-term debt	9,878
Deferred income tax liabilities	8,259
Pension and other post employment benefits—noncurrent	8,056
Other noncurrent obligations	1,967

Total Liabilities	$40,680

Noncontrolling interests	239
Preferred stock	239

Fair Value of Net Assets (Consideration for the Merger)	$74,680

Integration and Separation Costs

Integration and separation costs have been and are expected to be significant. These costs to date primarily have consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to the Merger and the Intended Business Separations. These costs are recorded within integration and separation costs in the Successor periods

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

and within selling, general and administrative expenses in the Predecessor periods within the interim Consolidated Statements of Operations.

	Successor		Predecessor
(In millions)	Three Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017
Integration and separation costs	$344	$71
Selling, general and administrative expenses			$210

	Successor		Predecessor
(In millions)	Nine Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period January 1 - August 31, 2017
Integration and separation costs	$926	$71
Selling, general and administrative expenses			$581

H&N Business

On November 1, 2017, the company completed the FMC Transactions through the acquisition of the H&N Business and the divestiture of the Divested Ag Business. The acquisition is being integrated into the nutrition and health product line to enhance DuPont’s position as a leading provider of sustainable, bio-based food ingredients and allow for expanded capabilities in the pharma excipients space. The company accounted for the acquisition in accordance with ASC 805, which requires the assets acquired and liabilities assumed to be recognized on the balance sheet at their fair values as of the acquisition date. The preliminary fair value allocated to the assets acquired and liabilities assumed for the H&N Business at November 1, 2017 was $1,970 million. The valuation process is currently in the process of being finalized as the company has reached the end of the measurement period on November 1, 2018. There are no material updates to the preliminary purchase accounting and purchase price allocation. For additional information regarding the acquisition of the H&N Business, see Note 3, “Business Combinations,” in the 2017 Annual Report.

NOTE 4—DIVESTITURES AND OTHER TRANSACTIONS

Merger Remedy—Divested Ag Business

On March 31, 2017, the company and FMC entered into the FMC Transaction Agreement. Under the FMC Transaction Agreement, and effective upon the closing of the transaction on November 1, 2017, FMC acquired the Divested Ag Business that DuPont was required to divest in order to obtain EC approval of the Merger Transaction and DuPont acquired the H&N Business. See further discussion of the FMC Transactions in Note 1. The sale of the Divested Ag Business meets the criteria for discontinued operations and as such, earnings are included within (loss) income from discontinued operations after income taxes for all periods presented.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For the nine months ended September 30, 2018, the company recorded a loss from discontinued operations before income taxes related to the Divested Ag Business of $10 million ( $5 million after tax). The following table summarizes the results of operations of the Divested Ag Business presented as discontinued operations for the successor period September 1 through September 30, 2017 and the predecessor periods July 1 through August 31, 2017 and January 1 through August 31, 2017:

	Successor	Predecessor
(In millions)	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017	For the Period January 1 - August 31, 2017
Net sales	$116	$191	$1,068
Cost of goods sold	110	79	412
Other operating charges		5	17
Research and development expenses	9	24	95
Selling, general and administrative expenses	29	46	146
Sundry income—net	—	—	7

(Loss) income from discontinued operations before income taxes	(32)	37	405

(Benefit from) provision for income taxes	(12)	8	79

(Loss) income from discontinued operations after income taxes	$(20)	$29	$326

The following table presents depreciation and capital expenditures of the discontinued operations related to the Divested Ag Business:

	Successor	Predecessor
(In millions)	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017	For the Period January 1 - August 31, 2017
Depreciation	$—	$5	$21
Capital expenditures	$4	$—	$8

Food Safety Diagnostic Sale

In February 2017, the company completed the sale of global food safety diagnostics to Hygiena LLC. The sale resulted in a pre-tax gain of $162 million ( $86 million after tax). The gain was recorded in sundry income (expense)—net in the company’s interim Consolidated Statement of Operations for the period January 1 through August 31, 2017.

Performance Chemicals

On July 1, 2015, DuPont completed the separation of its Performance Chemicals segment through the spin-off of all of the issued and outstanding stock of The Chemours Company (the “Chemours Separation”). In connection with the Chemours Separation, the company and The Chemours Company (“Chemours”) entered into a Separation Agreement (the “Chemours Separation Agreement”). Pursuant to the Chemours Separation Agreement and the amendment to the Chemours Separation Agreement, as discussed below, Chemours indemnifies DuPont against certain litigation, environmental, workers’ compensation and other liabilities that

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

arose prior to the distribution. The term of this indemnification is generally indefinite and includes defense costs and expenses, as well as monetary and non-monetary settlements and judgments. In 2017, DuPont and Chemours amended the Chemours Separation Agreement to provide for a limited sharing of potential future perfluorooctanoic acid (“PFOA”) liabilities for a period of five years beginning July 6, 2017. In connection with the recognition of liabilities related to these matters, the company records an indemnification asset when recovery is deemed probable. At September 30, 2018, the indemnification assets are $95 million within accounts and notes receivable—net and $313 million within other assets along with the corresponding liabilities of $95 million within accrued and other current liabilities and $313 million within other noncurrent obligations in the interim Condensed Consolidated Balance Sheet. See Note 14 for further discussion of the amendment to the Chemours Separation Agreement and certain litigation and environmental matters indemnified by Chemours.

Income from discontinued operations after taxes during the period January 1 through August 31, 2017 includes a tax benefit of $10 million associated with an adjustment to the tax benefit recognized in the first quarter of 2017 related to the charge for the PFOA multidistrict litigation settlement. Income from discontinued operations after income taxes for the period January 1 through August 31, 2017 includes a charge of $335 million ( $214 million after tax) in connection with the PFOA multi-district litigation settlement. See Note 14 for further discussion.

NOTE 5—REVENUE

Revenue Recognition

Products

Substantially all of DuPont’s revenue is derived from product sales. Product sales consist of sales of DuPont’s products to supply manufacturers, distributors, and farmers. DuPont considers purchase orders, which in some cases are governed by master supply agreements, to be a contract with a customer. Contracts with customers are considered to be short-term when the time between order confirmation and satisfaction of the performance obligations is equal to or less than one year.

Revenue from product sales is recognized when the customer obtains control of the company’s product, which occurs at a point in time according to shipping terms. Payment terms for contracts related to product lines other than agriculture generally average 30 to 60 days after invoicing, depending on business and geography. Payment terms for agriculture product line contracts are generally less than one year from invoicing. The company elected the practical expedient and will not adjust the promised amount of consideration for the effects of a significant financing component when DuPont expects it will be one year or less between when a customer obtains control of the company’s product and when payment is due. The company has elected to recognize shipping and handling activities when control has transferred to the customer as an expense in cost of goods sold. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. In addition, DuPont elected the practical expedient to expense any costs to obtain contracts as incurred, as the amortization period for these costs would have been one year or less.

The transaction price includes estimates of variable consideration, such as rights of return, rebates, and discounts, that are reductions in revenue. All estimates are based on the company’s historical experience, anticipated performance, and the company’s best judgment at the time the estimate is made. Estimates of variable consideration included in the transaction price utilize either the expected value method or most likely amount depending on the nature of the variable consideration. These estimates are reassessed each reporting period and are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur upon resolution of uncertainty associated with the variable consideration. The majority of contracts have a single performance obligation satisfied at a point in time and the transaction price is stated in the contract, usually as quantity times price per unit. For contracts with multiple performance obligations, DuPont allocates the transaction price to each performance obligation based on the relative standalone selling

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

price. The standalone selling price is the observable price which depicts the price as if sold to a similar customer in similar circumstances.

Licenses of Intellectual Property

DuPont enters into licensing arrangements with customers under which it licenses its intellectual property, such as patents and trademarks. Revenue from the majority of intellectual property licenses is derived from sales-based royalties. The company estimates the expected amount of sales-based royalties based on historical sales by customer. Revenue for licensing agreements that contain sales-based royalties is recognized at the later of (i) when the subsequent sale occurs or (ii) when the performance obligation to which some or all of the royalty has been allocated is satisfied.

Contract Balances

Contract liabilities primarily reflect deferred revenue from prepayments under agriculture product line contracts with customers where the company receives advance payments for products to be delivered in future periods. DuPont classifies deferred revenue as current or noncurrent based on the timing of when the company expects to recognize revenue. Contract assets primarily include amounts related to contractual rights to consideration for completed performance not yet invoiced within the industrial biosciences product line. Accounts receivable are recorded when the right to consideration becomes unconditional.

Contract Balances (In millions)	September 30, 2018	Topic 606 Adjustments January 1, 2018	December 31, 2017
Accounts and notes receivable—trade [1]	$5,766	$87	$3,976
Contract assets—current [2]	$46	$40	$—
Deferred revenue—current [3]	$334	$2	$2,014
Deferred revenue—noncurrent [4]	$38	$—	$48

1.	Included in accounts and notes receivable—net in the Consolidated Balance Sheets.
2.	Included in other current assets in the Consolidated Balance Sheets.
3.	Included in accrued and other current liabilities in the Consolidated Balance Sheets.
4.	Included in other noncurrent obligations in the Consolidated Balance Sheets.

The change in deferred revenue from December 31, 2017 to September 30, 2018 was substantially due to the timing of agriculture product line seed deliveries to customers for the North America growing season. Revenue recognized during the nine months ended September 30, 2018 from amounts included in deferred revenue at the beginning of the period was $1,906 million.

Disaggregation of Revenue

Effective with the Merger, DuPont’s business activities are components of DowDuPont’s business operations. DuPont’s business activities, including the assessment of performance and allocation of resources, are reviewed and managed by DowDuPont. Information used by the chief operating decision maker of DuPont relates to the company in its entirety. Accordingly, there are no separate reportable business segments for DuPont under ASC 280 “Segment Reporting” and DuPont’s business results are reported in this Form 10-Q as a single operating segment.

The company has one reportable segment with the following principal product lines: agriculture, packaging and specialty plastics, electronics and imaging, nutrition and health, industrial biosciences, transportation and

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

advanced polymers, and safety and construction. The company believes disaggregation of revenue by principal product line best depicts the nature, amount, timing, and uncertainty of its revenue and cash flows. Net sales by principal product line are included below:

(In millions)	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
Agriculture	$994	$7,395
Packaging and Specialty Plastics	389	1,224
Electronics and Imaging	518	1,598
Nutrition and Health	1,000	3,081
Industrial Biosciences	407	1,242
Transportation and Advanced Polymers	1,111	3,374
Safety and Construction	873	2,617
Other	2	7

Total	$5,294	$20,538

Sales are attributed to geographic regions based on customer location. Net sales by geographic region are included below:

(In millions)	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
U.S. & Canada	$1,649	$8,919
EMEA [1]	1,253	4,983
Asia Pacific	1,617	4,889
Latin America	775	1,747

Total	$5,294	$20,538

1.	Europe, Middle East, and Africa (“EMEA”).

NOTE 6—RESTRUCTURING AND ASSET RELATED CHARGES—NET

DowDuPont Cost Synergy Program

In September and November 2017, DowDuPont and the company approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”), adopted by the DowDuPont Board of Directors. The Synergy Program is designed to integrate and optimize the organization following the Merger and in preparation for the Intended Business Separations. Based on all actions approved to date under the Synergy Program, DuPont expects to record total pre-tax restructuring charges of $460 million to $715 million, comprised of approximately $350 million to $400 million of severance and related benefits costs; $110 million to $140 million of costs related to contract terminations; and up to $175 million of asset related charges.

For the three and nine months ended September 30, 2018, the company recorded pre-tax charges of $61 million and $252 million, respectively, recognized in restructuring and asset related charges—net in the company’s interim Consolidated Statements of Operations. The charge for the three months ended September 30, 2018 was comprised of severance and related benefit costs of $24 million, contract termination costs of $9 million and asset related charges of $28 million. The charge for the nine months ended September 30, 2018, was comprised of severance and related benefit costs of $176 million, contract termination costs of $42 million and asset related charges of $34 million. The company recorded pre-tax restructuring charges of $40 million for the period September 1 through September 30, 2017 comprised of severance and related benefit costs. The company recorded pre-tax restructuring charges of $439 million to date under the Synergy Program.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Substantially all the remaining restructuring charges are expected to be incurred in 2018 and the related actions, including employee separations, associated with this plan are expected to be substantially complete by the end of 2019.

DuPont account balances and activity for the Synergy Program are summarized below:

(In millions)	Severance and Related Benefit Costs	Contract Termination Charges	Asset Related Charges	Total
Balance at December 31, 2017	$133	$28	$—	$161
Charges to income from continuing operations for the nine months ended September 30, 2018	176	42	34	252
Payments	(86)	(31)	—	(117)
Net translation adjustment	(2)	—	—	(2)
Asset write-offs	—	—	(34)	(34)

Balance at September 30, 2018	$221	$39	$—	$260

2017 Restructuring Program

At September 30, 2018, total liabilities related to the program were $7 million. The actions associated with this plan were substantially complete in 2017. A complete discussion of restructuring initiatives is included in the company’s 2017 Annual Report in Note 5, “Restructuring and Asset Related Charges—Net.”

The company incurred pre-tax charges of $1 million and $313 million for the periods July 1 through August 31, 2017 and January 1 through August 31, 2017, respectively, recognized in restructuring and asset related charges—net in the company’s interim Consolidated Statements of Operations. The charge for the period July 1 through August 31, 2017 is severance and related benefit costs. The charge for the period January 1 through August 31, 2017 was comprised of $279 million of asset related charges and $34 million in severance and related benefit costs. The asset related charges mainly consist of accelerated depreciation associated with the closure of the safety and construction product line at the Cooper River manufacturing site located near Charleston, South Carolina.

2016 Global Cost Savings and Restructuring Plan

The company incurred pre-tax charges of $10 million period July 1 through August 31, 2017 and January 1 through August 31, 2017, recognized in restructuring and asset related charges—net in the company’s interim Consolidated Statements of Operations. The actions associated with this plan were substantially complete in 2017.

Asset Impairments

During the three and nine months ended September 30, 2018, the company recognized an $85 million pre-tax ($66 million after-tax) impairment charge in restructuring and asset related charges—net in the company’s interim Consolidated Statements of Operations related to certain in-process research and development (“IPR&D”) assets within the agriculture reporting unit. Refer to Note 12 for further information.

In addition, based on updated projections for the company’s investment in nonconsolidated affiliates in China related to the agriculture product line, management determined the fair value of the investment in nonconsolidated affiliates is below the carrying value and has no expectation the fair value will recover due to the continuing unfavorable regulatory environment including lack of intellectual property protection, uncertain

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

product registration timing, and limited freedom to operate. As a result, management concluded the impairment is other than temporary and recorded an impairment charge of $41 million in restructuring and asset related charges—net in the company’s interim Consolidated Statements of Operations, none of which is tax-deductible, for the three and nine months ended September 30, 2018.

NOTE 7—RELATED PARTIES

Services Provided by and to Dow and its affiliates

Following the Merger, DuPont reports transactions with Dow and its affiliates as related party transactions. DuPont sells to and procures from Dow and its affiliates certain feedstocks and raw materials that are consumed in each company’s manufacturing process, as well as finished goods. DuPont also provides to Dow and its affiliates certain seed production and distribution services. The following table presents amounts due to or due from Dow and its affiliates at September 30, 2018 and December 31, 2017:

(In millions)	September 30, 2018	December 31, 2017
Accounts and notes receivable—net	$91	$12
Accounts payable	$117	$26

The table below presents revenue earned and expenses incurred in transactions with Dow and its affiliates following the Merger:

(In millions)	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
Net sales	$73	$151
Cost of goods sold	$63	$126

For the three and nine months ended September 30, 2018, purchases from Dow and its affiliates were $73 million and $180 million, respectively. DuPont also received transfers of certain feedstocks and energy from Dow and its affiliates at cost which totaled $93 million and $259 million for the three and nine months ended September 30, 2018, respectively.

Transactions with DowDuPont

DowDuPont relies on distributions and other intercompany transfers from DuPont and Dow to fund payment of its costs and expenses. In November 2017, DowDuPont’s Board of Directors authorized an initial $4,000 million share repurchase program to buy back shares of DowDuPont common stock. The $4,000 million share repurchase program was completed in the third quarter of 2018. In February, May and August 2018, the Board declared first, second and third quarter dividends per share of DowDuPont common stock payable on March 15, 2018, June 15, 2018 and September 15, 2018, respectively. For the nine months ended September 30, 2018, DuPont declared and paid distributions to DowDuPont of about $2,481 million, primarily to fund a portion of DowDuPont’s first, second and third quarter share repurchases and dividend payments.

In addition, at September 30, 2018 and December 31, 2017, DuPont had a payable to DowDuPont of $250 million and $354 million, respectively, included in accounts payable in the Condensed Consolidated Balance Sheets related to its estimated 2017 and 2018 tax liability. See Note 9 for additional information.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8—SUPPLEMENTARY INFORMATION

Sundry Income (Expense)—Net	Successor		Predecessor
(In millions)	Three Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017
Royalty income [1]			$11
Interest income	13	12	26
Equity in earnings (losses) of affiliates—net	13	(4)	13
Net (loss) gain on sales of businesses and other assets	(2)	1	2
Net exchange (losses) gains	(77)	77	(195)
Non-operating pension and other post employment benefit credit (cost) [2]	91	34	(70)
Miscellaneous income and expenses—net [3]	14	1	30

Sundry income (expense)—net	$52	$121	$(183)

Sundry Income (Expense)—Net	Successor		Predecessor
(In millions)	Nine Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period January 1 - August 31, 2017
Royalty income [1]			$84
Interest income	71	12	83
Equity in earnings (losses) of affiliates—net	46	(4)	55
Net gain on sales of businesses and other assets [4]	11	1	205
Net exchange (losses) gains	(186)	77	(394)
Non-operating pension and other post employment benefit credit (cost) [2]	278	34	(278)
Miscellaneous income and expenses—net [3]	73	1	132

Sundry income (expense)—net	$293	$121	$(113)

1.

In the Successor periods, royalty income of $26 million, $111 million, and $9 million is included in net sales for the three and nine months ended September 30, 2018 and for the period September 1 through September 30, 2017, respectively.

2.

Includes non-service related components of net periodic benefit credits (costs) (interest cost, expected return on plan assets, amortization of unrecognized (gain) loss, amortization of prior service benefit and curtailment/settlement gain). See Note 2 for discussion of the retrospective adoption of ASU No. 2017-07.

3.	Miscellaneous income and expenses—net, includes interest accrued related to unrecognized tax benefits (Predecessor periods only), gains related to litigation settlements, and other items.
4.

Includes a pre-tax gain of $162 million ( $86 million after tax) for the for the period January 1 through August 31, 2017 related to the sale of global food safety diagnostics. See Note 4 for additional information.

The following table summarizes the impacts of the company’s foreign currency hedging program on the company’s results of operations. The company routinely uses foreign currency exchange contracts to offset its net exposures, by currency, related to the foreign currency-denominated monetary assets and liabilities. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

minimize, on an after-tax basis, the effects of exchange rate changes on net monetary asset positions. The hedging program gains (losses) are largely taxable (tax deductible) in the United States (“U.S.”), whereas the offsetting exchange gains (losses) on the remeasurement of the net monetary asset positions are often not taxable (tax deductible) in their local jurisdictions. The net pre-tax exchange gains (losses) are recorded in sundry income (expense)—net and the related tax impact is recorded in provision for income taxes on continuing operations in the interim Consolidated Statements of Operations.

	Successor		Predecessor
(In millions)	Three Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017
Subsidiary Monetary Position (Losses) Gains
Pre-tax exchange (losses) gains [1]	$(108)	$(35)	$65
Local tax benefits (expenses)	33	(31)	88

Net after-tax impact from subsidiary exchange (losses) gains	$(75)	$(66)	$153

Hedging Program Gains (Losses)
Pre-tax exchange gains (losses)	$31	$112	$(260)
Tax (expenses) benefits	(7)	(40)	94

Net after-tax impact from hedging program exchange gains (losses)	$24	$72	$(166)

Total Exchange (Losses) Gains
Pre-tax exchange (losses) gains	$(77)	$77	$(195)
Tax benefits (expenses)	26	(71)	182

Net after-tax exchange (losses) gains	$(51)	$6	$(13)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	Successor		Predecessor
(In millions)	Nine Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period January 1 - August 31, 2017
Subsidiary Monetary Position (Losses) Gains
Pre-tax exchange (losses) gains [1]	$(213)	$(35)	$37
Local tax benefits (expenses)	57	(31)	217

Net after-tax impact from subsidiary exchange (losses) gains	$(156)	$(66)	$254

Hedging Program Gains (Losses)
Pre-tax exchange gains (losses) [2]	$27	$112	$(431)
Tax (expenses) benefits	(6)	(40)	155

Net after-tax impact from hedging program exchange gains (losses)	$21	$72	$(276)

Total Exchange (Losses) Gains
Pre-tax exchange (losses) gains	$(186)	$77	$(394)
Tax benefits (expenses)	51	(71)	372

Net after-tax exchange (losses) gains	$(135)	$6	$(22)

1.	Includes a net $44 million and $80 million pre-tax exchange loss associated with the devaluation of the Argentine peso for the three and nine months ended September 30, 2018, respectively.
2.	Includes a $50 million foreign exchange loss for the nine months ended September 30, 2018 related to adjustments to foreign currency exchange contracts as a result of U.S. tax reform.

Cash, cash equivalents and restricted cash

The following table provides a reconciliation of cash and cash equivalents and restricted cash (included in other current assets) presented in the Condensed Consolidated Balance Sheets to the total cash, cash equivalents and restricted cash presented in the interim Condensed Consolidated Statements of Cash Flows.

(In millions)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$3,536	$7,250
Restricted cash	506	558

Total cash, cash equivalents and restricted cash	$4,042	$7,808

DuPont entered into a trust agreement in 2013 (as amended and restated in 2017), establishing and requiring DuPont to fund a trust (the “Trust”) for cash obligations under certain non-qualified benefit and deferred compensation plans upon a change in control event as defined in the Trust agreement. Under the Trust agreement, the consummation of the Merger was a change in control event. Restricted cash at September 30, 2018 and December 31, 2017 is related to the Trust.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Accounts and Notes Receivable—Net

Accounts and notes receivable—net was $7,079 million at September 30, 2018 and $5,239 million at December 31, 2017. Notes receivable, which is a component of accounts and notes receivable—net, was $1,625 million at September 30, 2018 and $199 million at December 31, 2017. The increase was primarily due to normal seasonality in the sales and cash collections cycle in the agriculture product line.

NOTE 9—INCOME TAXES

On December 22, 2017, the Tax Cuts and Jobs Act (“The Act”) was enacted. The Act reduces the U.S. federal corporate income tax rate from 35 percent to 21 percent, requires companies to pay a one-time transition tax (“transition tax”) on earnings of foreign subsidiaries that were previously tax deferred, creates new provisions related to foreign sourced earnings, eliminates the domestic manufacturing deduction and moves towards a territorial system. At September 30, 2018, the company had not completed its accounting for the tax effects of The Act; however, as described below, the company has made reasonable estimates of the effects on its existing deferred tax balances and the one-time transition tax. In accordance with Staff Accounting Bulletin 118 (“SAB 118”), during the measurement period, income tax effects of The Act may be refined upon obtaining, preparing, or analyzing additional information, and such changes could be material. During the measurement period, provisional amounts may also be adjusted for the effects, if any, of interpretive guidance issued by U.S. regulatory and standard-setting bodies.

•

As a result of The Act, the company remeasured its U.S. federal deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21 percent. However, the company is still analyzing certain aspects of The Act and refining its calculations. In the three and nine months ended September 30, 2018 , benefits of $99 million and $44 million, respectively, were recorded to provision for income taxes on continuing operations in the company’s interim Consolidated Statements of Operations to adjust the provisional amount related to the remeasurement of the company’s deferred tax balance, resulting in a benefit of $2,760 million since the enactment of The Act. Of the $99 million benefit booked in the three months ended September 30, 2018, $114 million relates to the company’s discretionary pension contribution in 2018, which was deducted on a 2017 tax return.

•

The Act requires a mandatory deemed repatriation of post-1986 undistributed foreign earnings and profits (“E&P”), which results in a one-time transition tax. The company has not yet completed its calculation of the total post-1986 foreign E&P for its foreign subsidiaries as E&P will not be finalized until the Federal income tax return is filed. The company has not recorded a change to the $715 million provisional charge recorded during the fourth quarter 2017 with respect to the one-time transition tax.

•

In the nine months ended September 30, 2018, the company recognized a charge of $16 million to provision for income taxes on continuing operations in the company’s interim Consolidated Statements of Operations as a result of an indirect impact of the Act related to certain inventory.

•

For tax years beginning after December 31, 2017, The Act introduces new provisions for U.S. taxation of certain global intangible low-taxed income (“GILTI”). The company is evaluating the policy election on whether the additional liability will be recorded in the period in which it is incurred or recognized for the basis differences that would be expected to reverse in future years.

DuPont and its subsidiaries are included in DowDuPont’s consolidated federal income tax group and consolidated tax return. Generally, the consolidated tax liability of the DowDuPont U.S. tax group for each year will be apportioned among the members of the consolidated group based on each member’s separate taxable income. DuPont and Dow intend that to the extent Federal and/or State corporate income tax liabilities are

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

reduced through the utilization of tax attributes of the other, settlement of any receivable and payable generated from the use of the other party’s sub-group attributes will be in accordance with a tax sharing agreement and/or tax matters agreement.

Each year the company files hundreds of tax returns in the various national, state and local income taxing jurisdictions in which it operates. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by the company. As a result, there is an uncertainty in income taxes recognized in the company’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The ultimate resolution of such uncertainties is not expected to have a material impact on the company’s results of operations.

During the three months ended September 30, 2018, it was determined that a full valuation allowance against the net deferred tax asset position of a legal entity in Brazil was required. This determination was based on a change in judgment about the realizability of the deferred tax asset due to revised financial projections reflecting declines in the forecasted sales and profitability of the agriculture reporting unit in Latin America. The revised financial projections quantify the impacts of market conditions, events and circumstances that have developed throughout 2018. See Note 12 for additional information. As a result, the company recognized tax expense of $75 million in the three and nine months ended September 30, 2018.

During 2018, the company has and expects to continue repatriating certain funds from its foreign subsidiaries that are not needed to finance local operations or separation activities. During the three and nine months ended September 30, 2018, the company has recorded tax expense of $61 million associated with these repatriation activities.

During the three and nine months ended September 30, 2018, the company recognized tax expense of $27 million associated with the reduction of a tax benefit recorded in 2017 due to taxable income limitations triggered by the company’s decision to deduct the third quarter 2018 principal U.S. pension plan contribution on its 2017 consolidated U.S. tax return.

During the three and nine months ended September 30, 2018, the company recognized tax expense of $26 million related to an internal entity restructuring associated with the Intended Business Separations.

During the period July 1 through August 31, 2017, the company recognized tax expense of $29 million associated with the elimination of a tax benefit recorded in 2016 due to taxable income limitations triggered by the company’s decision to deduct the second quarter 2017 principal U.S. pension plan contribution on its 2016 consolidated U.S. tax return.

Additionally, during the period January 1 through August 31, 2017, the company recognized a tax benefit of $57 million, as well as a $50 million pre-tax benefit on associated accrued interest reversals, related to a reduction in the company’s unrecognized tax benefits due to the closure of various tax statutes of limitations. Income from continuing operations during the period January 1 through August 31, 2017 includes a tax benefit of $53 million and a pre-tax benefit of $47 million for accrued interest reversals (recorded in sundry income (expense)—net). Income from discontinued operations during the period January 1 through August 31, 2017 includes a tax benefit of $4 million and a pre-tax benefit of $3 million for the accrued interest reversal.

NOTE 10—EARNINGS PER SHARE OF COMMON STOCK

Upon completion of the Merger, each share of DuPont Common Stock was converted into the right to receive 1.2820 fully paid and non-assessable shares of DowDuPont Common Stock, in addition to cash in lieu of any fractional shares of DowDuPont Common Stock issued and therefore earnings per share of common stock information is not presented for the Successor periods.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Set forth below is a reconciliation of the numerator and denominator for basic and diluted earnings per share calculations for the Predecessor periods indicated below:

(In millions, except share amounts)	For the Period July 1 - August 31, 2017	For the Period January 1 - August 31, 2017
Numerator:
(Loss) income from continuing operations after income taxes attributable to DuPont	$(263)	$1,624
Preferred dividends	(2)	(7)

(Loss) income from continuing operations after income taxes available to DuPont common stockholders	(265)	1,617

Income from discontinued operations after income taxes available to DuPont common stockholders	29	117

Net (loss) income available to common stockholders	$(236)	$1,734

Denominator:
Weighted-average number of common shares outstanding—Basic	868,992,000	867,888,000
Dilutive effect of the company’s employee compensation plans [1]	—	4,532,000

Weighted-average number of common shares outstanding—Diluted [1]	868,992,000	872,420,000

1.

Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

The following average number of stock options were antidilutive, and therefore not included in the dilutive earnings per share calculations:

	For the Period July 1 - August 31, 2017	For the Period January 1 - August 31, 2017
Average number of stock options	4,832,000	1,906

NOTE 11—INVENTORIES

(In millions)	September 30, 2018	December 31, 2017
Finished products	$3,681	$4,500
Semi-finished products	1,810	2,769
Raw materials	508	371
Stores and supplies	338	447

Total	$6,337	$8,087

Adjustment of inventories to a last-in, first out (“LIFO”) basis	515	546

Total inventories	$6,852	$8,633

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 12—GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table summarizes changes in the carrying amount of goodwill for the nine months ended September 30, 2018:

(In millions)
Balance as of December 31, 2017	$45,589
Currency translation adjustment	(488)
Impairment loss	(4,503)
Measurement period adjustments—Merger	392
Measurement period adjustments—H&N Business	(2)

Balance as of September 30, 2018	$40,988

The company tests goodwill and intangible assets for impairment annually during the fourth quarter or more frequently when events or changes in circumstances indicate that the fair value is below its carrying value. As mentioned in Note 1, in connection with the Merger, the company’s assets and liabilities were measured at fair value as of the date of the Merger. As the carrying value and the fair value of all reporting units and assets were equal at this date, this resulted in little, if any, margin of fair value in excess of carrying value. As a result, the company’s reporting units became susceptible to impairment for any decline in fair value.

In connection with the Merger, the company adopted the policy of DowDuPont and performs its annual goodwill impairment test in the fourth quarter. In the fourth quarter 2017, a qualitative assessment was performed on all reporting units that carry goodwill. Based on the qualitative assessment, management concluded it was not more likely than not that the carrying value of the reporting unit exceeds the fair value of the reporting unit, and therefore no impairment was recorded.

During the three months ended September 30, 2018, and in connection with strategic business reviews, the company assembled updated financial projections. The revised financial projections of the agriculture reporting unit assessed and quantified the impacts of developing market conditions, events and circumstances that have evolved throughout 2018, resulting in a reduction in the forecasts of sales and profitability as compared to prior forecasts. The reduction in financial projections was principally driven by lower growth in sales and margins in North America and Latin America and unfavorable currency impacts related to the Brazilian real. The lower growth expectation is driven by reduced planted area, an expected unfavorable shift to soybeans from corn in Latin America, and delays in expected product registrations. In addition, decreases in commodity prices and higher than anticipated industry grain inventories are expected to impact farmers’ income and buying choices resulting in shifts to lower technologies and pricing pressure. The company considered the combination of these factors and the resulting reduction in its forecasted projections for the agriculture reporting unit and determined it was more likely than not that the fair value of the agriculture reporting unit was less than the carrying value, thus requiring the performance of an updated goodwill and intangible asset impairment analysis for the agriculture reporting unit as of September 30, 2018.

The company performed an interim impairment analysis for the agriculture reporting unit using a discounted cash flow model (a form of the income approach), utilizing Level 3 unobservable inputs. The company’s significant estimates in this analysis include, but are not limited to, future cash flow projections, Merger-related cost and growth synergies, the weighted average cost of capital, the terminal growth rate, and the tax rate. The company believes the current assumptions and estimates utilized are both reasonable and appropriate. The key assumption driving the change in fair value was the lower financial projections discussed above. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from the company’s estimates. If the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

company’s ongoing estimates of future cash flows are not met, the company may have to record additional impairment charges in future periods. The company’s estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategy. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Based on the analysis performed, the company determined that the carrying amount of the agriculture reporting unit exceeded its fair value resulting in a pre-tax, non-cash goodwill impairment charge of $4,503 million, reflected in goodwill impairment charge in the company’s interim Consolidated Statements of Operations for the three and nine months ended September 30, 2018. None of the charge was tax-deductible.

In reviewing the indefinite-lived intangible assets, the company also determined that the fair value of certain IPR&D assets had declined as a result of delays in timing of commercialization and increases to expected R&D costs. The company performed an analysis of the fair value using the relief from royalty method (a form of the income approach) using Level 3 inputs within the fair value hierarchy, as described in the company’s 2017 Annual Report in Note 1, “Summary of Significant Accounting Policies.” The key assumptions used in the calculation included projected revenue, royalty rates and discount rates. These key assumptions involve management judgment and estimates relating to future operating performance and economic conditions that may differ from actual cash flows. As a result, the company recorded a pre-tax, non-cash intangible asset impairment charge of $85 million ( $66 million after tax), which is reflected in restructuring and asset related charges—net, in the company’s interim Consolidated Statements of Operations for the three and nine months ended September 30, 2018.

There were no other indicators for the company’s other reporting units that would suggest that it is more likely than not that the fair value is less than its carrying value at September 30, 2018. Due to the carrying value and fair value of these reporting units being equal at the date of the Merger resulting in little, if any, margin of fair value in excess of carrying value, the company believes these reporting units are at risk to have impairment charges in future periods. The company will perform its annual goodwill and intangible asset impairment test in the fourth quarter, which may result in additional impairments.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Other Intangible Assets

The gross carrying amounts and accumulated amortization of other intangible assets by major class are as follows:

	September 30, 2018			December 31, 2017
(In millions)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization (Definite-lived):
Customer-related	$9,385	$(607)	$8,778	$9,502	$(186)	$9,316
Developed technology	4,503	(502)	4,001	4,364	(144)	4,220
Trademarks/trade names	1,087	(92)	995	1,117	(26)	1,091
Favorable supply contracts	475	(88)	387	495	(17)	478
Microbial cell factories	394	(19)	375	397	(6)	391
Other [1]	376	(26)	350	459	(10)	449

Total other intangible assets with finite lives	16,220	(1,334)	14,886	16,334	(389)	15,945

Intangible assets not subject to amortization (Indefinite-lived):
IPR&D [2]	545	—	545	660	—	660
Germplasm [3]	6,265	—	6,265	6,265	—	6,265
Trademarks / trade names	4,758	—	4,758	4,856	—	4,856

Total other intangible assets	11,568	—	11,568	11,781	—	11,781

Total	$27,788	$(1,334)	$26,454	$28,115	$(389)	$27,726

1.	Primarily consists of sales and farmer networks, marketing and manufacturing alliances and noncompetition agreements.
2.	Refer to discussion of interim impairment analysis completed above.
3.

Germplasm is the pool of genetic source material and body of knowledge gained from the development and delivery stage of plant breeding. This intangible asset is expected to contribute to cash flows beyond the foreseeable future and there are no legal, regulatory, contractual, or other factors which limit its useful life.

The aggregate pre-tax amortization expense from continuing operations for definite-lived intangible assets was $307 million and $955 million for the three and nine months ended September 30, 2018, respectively, and $89 million, $31 million, and $139 million for the period September 1 through September 30, 2017, the period July 1 through August 31, 2017, and the period January 1 through August 31, 2017, respectively. The estimated aggregate pre-tax amortization expense from continuing operations for the remainder of 2018 and each of the next five years is approximately $311 million, $1,254 million, $1,244 million, $1,228 million, $1,221 million and $1,207 million, respectively.

NOTE 13—SHORT-TERM BORROWINGS, LONG-TERM DEBT AND AVAILABLE CREDIT FACILITIES

Repurchase Facility

In February 2018, the company entered into a new committed receivable repurchase facility of up to $1,300 million (the “2018 Repurchase Facility”) which expires in December 2018. From time to time, the company and the banks modify the monthly commitment amounts to better align with working capital

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

requirements. Under the 2018 Repurchase Facility, DuPont may sell a portfolio of available and eligible outstanding agriculture product line customer notes receivables to participating institutions and simultaneously agree to repurchase at a future date. The 2018 Repurchase Facility is considered a secured borrowing with the customer notes receivable inclusive of those that are sold and repurchased, equal to 105 percent of the outstanding amounts borrowed utilized as collateral. Borrowings under the 2018 Repurchase Facility have an interest rate of LIBOR + 0.75 percent.

As of September 30, 2018, $1,366 million of notes receivable, recorded in accounts and notes receivable—net, were pledged as collateral against outstanding borrowings under the 2018 Repurchase Facility of $1,300 million, recorded in short-term borrowings and capital lease obligations on the interim Condensed Consolidated Balance Sheet.

Term Loan and Revolving Credit Facilities

In March 2016, the company entered into a credit agreement that provides for a three-year, senior unsecured term loan facility in the aggregate principal amount of $4,500 million (as may be amended, from time to time, the “Term Loan Facility”) under which DuPont may make up to seven term loan borrowings and amounts repaid or prepaid are not available for subsequent borrowings. The proceeds from the borrowings under the Term Loan Facility will be used for the company’s general corporate purposes including debt repayment, working capital and funding a portion of DowDuPont’s costs and expenses. The Term Loan Facility was amended in 2018 to extend the maturity date to June 2020, at which time all outstanding borrowings, including accrued but unpaid interest, become immediately due and payable, and to extend the date on which the commitment to lend terminates to June 2019. At September 30, 2018, the company had made four term loan borrowings in an aggregate principal amount of $2,000 million and had unused commitments of $2,500 million under the Term Loan Facility.

In 2018, the company also amended its $3,000 million revolving credit facility to extend the maturity date to June 2020.

NOTE 14—COMMITMENTS AND CONTINGENT LIABILITIES

Guarantees

Indemnifications

In connection with acquisitions and divestitures as of September 30, 2018, the company has indemnified respective parties against certain liabilities that may arise in connection with these transactions and business activities prior to the completion of the transactions. The term of these indemnifications, which typically pertain to environmental, tax and product liabilities, is generally indefinite. In addition, the company indemnifies its duly elected or appointed directors and officers to the fullest extent permitted by Delaware law, against liabilities incurred as a result of their activities for the company, such as adverse judgments relating to litigation matters. If the indemnified party were to incur a liability or have a liability increase as a result of a successful claim, pursuant to the terms of the indemnification, the company would be required to reimburse the indemnified party. The maximum amount of potential future payments is generally unlimited.

Obligations for Equity Affiliates & Others

The company has directly guaranteed various debt obligations under agreements with third parties related to equity affiliates, and customers. At September 30, 2018 and December 31, 2017, the company had directly guaranteed $282 million and $297 million, respectively, of such obligations. These amounts represent the maximum potential amount of future (undiscounted) payments that the company could be required to make under the guarantees. The company would be required to perform on these guarantees in the event of default by the guaranteed party.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The company assesses the payment/performance risk by assigning default rates based on the duration of the guarantees. These default rates are assigned based on the external credit rating of the counterparty or through internal credit analysis and historical default history for counterparties that do not have published credit ratings. For counterparties without an external rating or available credit history, a cumulative average default rate is used.

In certain cases, the company has recourse to assets held as collateral, as well as personal guarantees from customers. Assuming liquidation, these assets are estimated to cover approximately 22 percent of the $75 million of guaranteed obligations of customers. Set forth below are the company’s guaranteed obligations at September 30, 2018.

The following tables provide a summary of the final expiration year and maximum future payments for each type of guarantee:

Guarantees at September 30, 2018 (In millions)	Final Expiration Year	Maximum Future Payments
Obligations for customers [1]:
Bank borrowings	2022	$75
Obligations for non-consolidated affiliates [2]:
Bank borrowings	2018	166
Residual value guarantees [3]	2029	41

Total guarantees		$282

1.

Existing guarantees for select customers, as part of contractual agreements. The terms of the guarantees are equivalent to the terms of the customer loans that are primarily made to finance customer invoices. Of the total maximum future payments, $72 million had terms less than a year.

2.	Existing guarantees for non-consolidated affiliates’ liquidity needs in normal operations.
3.

The company provides guarantees related to leased assets specifying the residual value that will be available to the lessor at lease termination through sale of the assets to the lessee or third parties.

Litigation

The company is subject to various legal proceedings arising out of the normal course of its current and former business operations, including product liability, intellectual property, commercial, environmental and antitrust lawsuits. It is not possible to predict the outcome of these various proceedings. Although considerable uncertainty exists, management does not anticipate that the ultimate disposition of these matters will have a material adverse effect on the company’s results of operations, consolidated financial position or liquidity. However, the ultimate liabilities could be material to results of operations in the period recognized.

PFOA Matters

DuPont used PFOA (collectively, perfluorooctanoic acids and its salts, including the ammonium salt), as a processing aid to manufacture some fluoropolymer resins at various sites around the world including its Washington Works’ plant in West Virginia. Pursuant to the Chemours Separation Agreement discussed in Note 4, the company is indemnified by Chemours for the PFOA matters discussed below and has recorded a total indemnification asset of $20 million.

U.S. Environmental Protection Agency (“EPA”) and New Jersey Department of Environmental Protection (“NJDEP”)

DuPont is obligated under agreements with the EPA, including a 2009 consent decree to which Chemours was added in 2017, and has made voluntary commitments to the NJDEP. These obligations and voluntary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

commitments include surveying, sampling and testing drinking water in and around certain company sites and offering treatment or an alternative supply of drinking water if tests indicate the presence of PFOA in drinking water at or greater than the national health advisory level established from time to time by the EPA. At September 30, 2018, the company had an accrual of $20 million related to these obligations and voluntary commitments. The company recorded an indemnification asset corresponding to the accrual balance at September 30, 2018.

Leach v. DuPont

In August 2001, a class action, captioned Leach v. DuPont, was filed in West Virginia state court alleging that residents living near the Washington Works facility had suffered, or may suffer, deleterious health effects from exposure to PFOA in drinking water. A settlement was reached in 2004 that binds approximately 80,000 residents, (the “Leach Settlement”). In addition to paying $23 million to plaintiff’s attorneys for fees and expenses and $70 million to fund a community health project, the company is obligated to fund up to $235 million for a medical monitoring program for eligible class members and to pay administrative costs and fees associated with the program. Since the establishment in 2012 of an escrow account to fund medical monitoring as required by the settlement agreement, approximately $2 million has been contributed to the account and approximately $1 million has been disbursed from the account. The company also must continue to provide water treatment designed to reduce the level of PFOA in water to six area water districts, including the Little Hocking Water Association, and private well users. While it is probable that the company will incur liabilities related to funding the medical monitoring program and providing water treatment, the company does not expect any such liabilities to be material.

Under the Leach Settlement, the company funded a series of health studies which were completed in October 2012 by an independent science panel of experts (the “C8 Science Panel”). The C8 Science Panel found probable links, as defined in the Leach Settlement, between exposure to PFOA and pregnancy-induced hypertension, including preeclampsia; kidney cancer; testicular cancer; thyroid disease; ulcerative colitis; and diagnosed high cholesterol.

Leach class members may pursue personal injury claims against DuPont only for the six human diseases for which the C8 Science Panel determined a probable link exists. Following the Leach Settlement, approximately 3,550 lawsuits alleging personal injury claims were filed in various federal and state courts in Ohio and West Virginia. These lawsuits were consolidated in multi-district litigation (“MDL”) in the U.S. District Court for the Southern District of Ohio (“S.D. Ohio”).

MDL Settlement

In the first quarter of 2017, the MDL was settled for $670.7 million in cash (the “MDL Settlement”), half of which was paid by Chemours and half paid by DuPont. The portion paid by DuPont was recorded, for the period January 1 through August 31, 2017, within loss from discontinued operations after income taxes in the interim Consolidated Statements of Operations. In 2017, all payments under the settlement agreement were made by both companies. DuPont’s payment was not subject to indemnification or reimbursement by Chemours. In exchange for that payment, DuPont and Chemours are receiving releases of all claims by the settling plaintiffs. The MDL Settlement was entered into solely by way of compromise and settlement and is not in any way an admission of liability or fault by DuPont or Chemours. All of the MDL plaintiffs participated and resolved their claims within the MDL Settlement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Post MDL Settlement PFOA Personal Injury Claims

The MDL Settlement did not resolve claims of plaintiffs who did not have claims in the MDL or whose claims are based on diseases first diagnosed after February 11, 2017. At September 30, 2018, about 35 lawsuits alleging personal injury, including kidney and testicular cancer, from exposure to PFOA in drinking water had been filed against the company in West Virginia and Ohio. Nearly all these cases are pending in the existing MDL in S.D. Ohio. The court has ordered the parties to identify 4 cases each and prepare them for trial to begin in October 2019. A case that has not been transferred to the MDL is scheduled for trial in state court in Wood County, WV in April 2019.

In addition, three lawsuits are pending in federal court in New York on behalf of five individuals who are residents of Hoosick Falls, New York. The plaintiffs claim personal injuries, including kidney cancer, thyroid disease and ulcerative colitis, from alleged exposure to PFOA discharged into the air and water from nearby manufacturing facilities owned and operated by defendant third parties. Plaintiffs claim that PFOA used at the facilities was purchased from or manufactured by the company and co-defendant, 3M Company.

Water Utility and Related Actions

Actions filed by local water utilities pending in Alabama state and New Jersey federal court allege contamination from PFOA, and in the case of the Alabama action, perfluorinated chemicals and compounds, including PFOA, (“PFCs”) used in co-defendant manufacturers’ operations. In February 2018, the State of Ohio filed an action in Ohio state court alleging natural resource damages from historical PFOA emissions from the Washington Works site. The plaintiffs in these actions seek monetary damages, remediation and other costs/damages.

While it is reasonably possible that the company could incur liabilities related to the post MDL Settlement PFOA personal injury claims and the water utility and related actions described above, any such liabilities are not expected to be material. Chemours is defending and indemnifying the company in these matters in accordance with the amendment to the Chemours Separation Agreement discussed below.

Amendment to Chemours Separation Agreement

Concurrent with the MDL Settlement, DuPont and Chemours amended the Chemours Separation Agreement to provide for a limited sharing of potential future PFOA liabilities (i.e., indemnifiable losses, as defined in the Chemours Separation Agreement) for a period of five years beginning July 6, 2017. During that five-year period, Chemours will annually pay future PFOA liabilities up to $25 million and, if such amount is exceeded, DuPont would pay any excess amount up to the next $25 million (which payment will not be subject to indemnification by Chemours), with Chemours annually bearing any further excess liabilities. After the five-year period, this limited sharing agreement will expire, and Chemours’ indemnification obligations under the Chemours Separation Agreement will continue unchanged. There have been no charges incurred by DuPont under this arrangement through September 30, 2018. Chemours has also agreed that it will not contest its liability to DuPont under the Chemours Separation Agreement for PFOA liabilities on the basis of ostensible defenses generally applicable to the indemnification provisions under the Chemours Separation Agreement, including defenses relating to punitive damages, fines or penalties or attorneys’ fees, and waives any such defenses with respect to PFOA liabilities. Chemours has, however, retained defenses as to whether any particular PFOA claim is within the scope of the indemnification provisions of the Chemours Separation Agreement.

It is possible that new lawsuits could be filed against DuPont related to PFOA that may not be within the scope of the MDL Settlement. Any such new litigation would be subject to indemnification by Chemours under the Chemours Separation Agreement, as amended.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Fayetteville Works Facility, North Carolina

Prior to the separation of Chemours, the company introduced GenX as a polymerization processing aid and a replacement for PFOA at the Fayetteville Works facility. The facility is now owned and operated by Chemours which continues to manufacture and use GenX. Chemours is responding to ongoing inquiries and investigations from federal, state and local investigators, regulators and other governmental authorities as well as inquiries from the media and local community stakeholders. These inquiries and investigations involve the discharge of GenX and certain similar compounds from the Chemours’ facility at Fayetteville Works into the Cape Fear River in Bladen County, North Carolina.

In August 2017, the U.S. Attorney’s Office for the Eastern District of North Carolina served the company with a grand jury subpoena for testimony and the production of documents related to alleged discharges of GenX from the Fayetteville Works facility into the Cape Fear River. DuPont has been served with additional subpoenas relating to the same issue and in the second quarter 2018, received a subpoena expanding the scope to any PFCs discharged from the Fayetteville Works facility into the Cape Fear River. It is possible that these ongoing inquiries and investigations, including the grand jury subpoena, could result in penalties or sanctions, or that additional litigation will be instituted against Chemours and/or the company.

At September 30, 2018, several actions are pending in federal court against Chemours and the company. These actions have been consolidated into a single purported class action, on behalf of putative classes of property owners and residents in areas near or who draw drinking water from the Cape Fear River. These actions relate to the alleged discharge of certain PFCs into the river from the operations and wastewater treatment at the Fayetteville Works facility and seek various relief including medical monitoring, property damages and injunctive relief. Separate actions filed by the various North Carolina water authorities including Cape Fear Public Utility Authority and Brunswick County, North Carolina, have been consolidated into one action for purposes of litigation and seek actual and punitive damages as well as injunctive relief. In addition, an action remains pending in North Carolina state court on behalf of about 100 plaintiffs who own property near the Fayetteville Works facility. The plaintiffs seek damages for nuisance allegedly caused by releases of certain PFCs from the site.

While it is reasonably possible that the company could incur liabilities related to the actions described above, any such liabilities are not expected to be material.

The company has an indemnification claim against Chemours with respect to current and future inquiries and claims, including lawsuits, related to the foregoing. At September 30, 2018, Chemours, with reservations, is defending and indemnifying the company in the pending civil actions.

Environmental

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. At September 30, 2018, the company had accrued obligations of $417 million for probable environmental remediation and restoration costs, including $58 million for the remediation of Superfund sites. These obligations are included in accrued and other current liabilities and other noncurrent obligations in the interim Condensed Consolidated Balance Sheets. This is management’s best estimate of the costs for remediation and restoration with respect to environmental matters for which the company has accrued liabilities, although it is reasonably possible that the ultimate cost with respect to these particular matters could range up to $825 million above the amount accrued at September 30, 2018. Consequently, it is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on the company’s results of operations, financial condition and cash flows. It is the opinion of the company’s management, however, that the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

possibility is remote that costs in excess of the range disclosed will have a material impact on the company’s results of operations, financial condition or cash flows. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and emerging remediation technologies for handling site remediation and restoration.

Pursuant to the Chemours Separation Agreement, the company is indemnified by Chemours for certain environmental matters, included in the liability of $417 million , that have an estimated liability of $228 million as of September 30, 2018, and a potential exposure that ranges up to approximately $395 million above the amount accrued. As such, the company has recorded an indemnification asset of $228 million corresponding to the company’s accrual balance related to these matters at September 30, 2018, including $39 million related to the Superfund sites.

NOTE 15—STOCKHOLDERS’ EQUITY

Other Comprehensive (Loss) Income

The changes and after-tax balances of components comprising accumulated other comprehensive (loss) income are summarized below:

(In millions)	Cumulative Translation Adjustment [1]	Derivative Instruments	Pension Benefit Plans	Other Benefit Plans	Unrealized Gain (Loss) on Investments	Total
2017
Balance January 1, 2017 (Predecessor)	$(2,843)	$7	$(6,720)	$(357)	$2	$(9,911)
Other comprehensive income (loss) before reclassifications	1,042	3	(78)	—	1	968
Amounts reclassified from accumulated other comprehensive (loss) income	—	(13)	325	10	(1)	321

Net other comprehensive income (loss)	1,042	(10)	247	10	—	1,289

Balance August 31, 2017 (Predecessor)	$(1,801)	$(3)	$(6,473)	$(347)	$2	$(8,622)

Balance September 1, 2017 (Successor) [2]	$—	$—	$—	$—	$—	$—
Other comprehensive loss before reclassifications	(572)	—	—	—	—	(572)

Net other comprehensive loss	(572)	—	—	—	—	(572)

Balance September 30, 2017 (Successor)	$(572)	$—	$—	$—	$—	$(572)

2018
Balance January 1, 2018 (Successor)	$(454)	$(2)	$128	$(53)	$—	$(381)
Other comprehensive (loss) income before reclassifications	(1,042)	(3)	14	—	—	(1,031)
Amounts reclassified from accumulated other comprehensive (loss) income	—	(5)	(3)	—	—	(8)

Net other comprehensive (loss) income	(1,042)	(8)	11	—	—	(1,039)

Balance September 30, 2018 (Successor)	$(1,496)	$(10)	$139	$(53)	$—	$(1,420)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.

The cumulative translation adjustment gain for the period January 1 through August 31, 2017 is primarily driven by the weakening of the USD against the European Euro (“EUR”). The currency translation loss for the period September 1 through September 30, 2017 is primarily driven by the modest strengthening of the USD against the EUR. The currency transaction loss for the nine months ended September 30, 2018 was primarily driven by the strengthening of the USD against the EUR and the Brazilian real (“BRL”).

2.

In connection with the Merger, previously unrecognized prior service benefits and net losses related to DuPont’s pension and other post employment benefit (“OPEB”) plans were eliminated as a result of reflecting the balance sheet at fair value as of the date of the Merger. See Note 3 and 16 for further information regarding the Merger and pension and OPEB plans, respectively.

The tax expense on the net activity related to each component of other comprehensive (loss) income was as follows:

	Successor		Predecessor
(In millions)	Three Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017
Derivative instruments	$1	$—	$—
Pension benefit plans—net	(1)	—	(31)
Other benefit plans—net	—	—	(1)

Provision for income taxes related to other comprehensive (loss) income items	$—	$—	$(32)

	Successor		Predecessor
(In millions)	Nine Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period January 1 - August 31, 2017
Derivative instruments	$2	$—	$6
Pension benefit plans—net	(3)	—	(145)
Other benefit plans—net	—	—	(5)

Provision for income taxes related to other comprehensive (loss) income items	$(1)	$—	$(144)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

A summary of the reclassifications out of accumulated other comprehensive (loss) income is provided as follows:

	Successor		Predecessor	Income Classification
(In millions)	Three Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017
Derivative Instruments:	$1	$—	$—	(1)
Tax expense	(1)	—	—	(2)

After-tax	$—	$—	$—

Amortization of pension benefit plans:
Prior service benefit	—	—	(1)	(3)
Actuarial losses	—	—	127	(3)
Settlement gain	(1)	—	—	(3)

Total before tax	$(1)	$—	$126
Tax benefit	—	—	(45)	(2)

After-tax	$(1)	$—	$81

Amortization of other benefit plans:
Prior service benefit	—	—	(11)	(3)
Actuarial losses	—	—	15	(3)

Total before tax	$—	$—	$4
Tax benefit	—	—	(1)	(2)

After-tax	$—	$—	$3

Total reclassifications for the period, after-tax	$(1)	$—	$84

1.	Cost of goods sold.
2.	Provision for income taxes from continuing operations.
3.

These accumulated other comprehensive (loss) income components are included in the computation of net periodic benefit (credit) cost of the company’s pension and other benefit plans. See Note 16 for additional information.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	Successor		Predecessor	Income Classification
(In millions)	Nine Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period January 1 - August 31, 2017
Derivative Instruments:	$(6)	$—	$(21)	(1)
Tax expense	1	—	8	(2)

After-tax	$(5)	$—	$(13)

Amortization of pension benefit plans:
Prior service benefit	—	—	(3)	(3)
Actuarial (gain) loss	(1)	—	506	(3)
Settlement gain	(2)	—	—	(3)

Total before tax	$(3)	$—	$503
Tax benefit	—	—	(178)	(2)

After-tax	$(3)	$—	$325

Amortization of other benefit plans:
Prior service benefit	—	—	(46)	(3)
Actuarial losses	—	—	61	(3)

Total before tax	$—	$—	$15
Tax benefit	—	—	(5)	(2)

After-tax	$—	$—	$10

Net realized losses on investments, before tax:	—	—	(1)	(4)
Tax expense	—	—	—	(2)

After-tax	$—	$—	$(1)

Total reclassifications for the period, after-tax	$(8)	$—	$321

1.	Cost of goods sold.
2.	Provision for income taxes from continuing operations.
3.

These accumulated other comprehensive (loss) income components are included in the computation of net periodic benefit (credit) cost of the company’s pension and other benefit plans. See Note 16 for additional information.

4.	Sundry income (expense)—net.

NOTE 16—PENSION PLANS AND OTHER POST EMPLOYMENT BENEFITS

During the period January 1 through August 31, 2017, the company made contributions of $2,900 million to its principal U.S. pension plan funded through a debt offering in May of 2017; short-term borrowings, including commercial paper issuance; and cash. The company made a discretionary contribution of $1,100 million in the third quarter of 2018 to its principal U.S. pension plan and increased its total 2018 estimated pension contributions to approximately $1,300 million, of which $1,266 million had been contributed through September 30, 2018.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following sets forth the components of the company’s net periodic benefit (credit) cost for defined benefit pension plans and other post employment benefits:

	Successor		Predecessor
(In millions)	Three Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017
Defined Benefit Pension Plans:
Service cost	$32	$12	$25
Interest cost	186	62	132
Expected return on plan assets	(299)	(102)	(207)
Amortization of unrecognized loss	—	—	127
Amortization of prior service benefit	—	—	(1)
Curtailment/settlement loss	2	—	—

Net periodic benefit (credit) cost—Total	$(79)	$(28)	$76

Less: Discontinued operations	—	—	1

Net periodic benefit (credit) cost—Continuing operations	$(79)	$(28)	$75

Other Post Employment Benefits:
Service cost	$3	$1	$2
Interest cost	20	6	15
Amortization of unrecognized loss	—	—	15
Amortization of prior service benefit	—	—	(11)

Net periodic benefit cost—Continuing operations	$23	$7	$21

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	Successor		Predecessor
(In millions)	Nine Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period January 1 - August 31, 2017
Defined Benefit Pension Plans:
Service cost	$99	$12	$92
Interest cost	565	62	524
Expected return on plan assets	(903)	(102)	(824)
Amortization of unrecognized (gain) loss	(1)	—	506
Amortization of prior service benefit	—	—	(3)
Curtailment/settlement gain	(2)	—	—

Net periodic benefit (credit) cost—Total	$(242)	$(28)	$295

Less: Discontinued operations	—	—	3

Net periodic benefit (credit) cost—Continuing operations	$(242)	$(28)	$292

Other Post Employment Benefits:
Service cost	$7	$1	$6
Interest cost	63	6	60
Amortization of unrecognized loss	—	—	61
Amortization of prior service benefit	—	—	(46)

Net periodic benefit cost—Continuing operations	$70	$7	$81

In accordance with adopted ASU No. 2017-07, service costs are included in cost of goods sold, research and development expense and selling, general and administrative expenses in the interim Consolidated Statements of Operations. Non-service related components of net periodic benefit (credit) cost are included in sundry income (expense)—net in the interim Consolidated Statements of Operations. See Notes 1, 2 and 8 for additional information.

NOTE 17—FINANCIAL INSTRUMENTS

At September 30, 2018 , the company had $2,641 million ( $5,205 million at December 31, 2017 ) of held-to-maturity securities (primarily time deposits and money market funds) classified as cash equivalents, as these securities had maturities of three months or less at the time of purchase; and $264 million ( $952 million at December 31, 2017 ) of held-to-maturity securities (primarily time deposits) classified as marketable securities as these securities had maturities of more than three months to less than one year at the time of purchase. The company’s investments in held-to-maturity securities are held at amortized cost, which approximates fair value. These securities are included in cash and cash equivalents, marketable securities, and other current assets in the consolidated balance sheets.

Derivative Instruments

Objectives and Strategies for Holding Derivative Instruments

In the ordinary course of business, the company enters into contractual arrangements (derivatives) to reduce its exposure to foreign currency, interest rate and commodity price risks. The company has established a variety of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

derivative programs to be utilized for financial risk management. These programs reflect varying levels of exposure coverage and time horizons based on an assessment of risk.

Derivative programs have procedures and controls and are approved by the Corporate Financial Risk Management Committee, consistent with the company’s financial risk management policies and guidelines. Derivative instruments used are forwards, options, futures and swaps. The company has not designated any non-derivatives as hedging instruments.

The company’s financial risk management procedures also address counterparty credit approval, limits and routine exposure monitoring and reporting. The counterparties to these contractual arrangements are major financial institutions and major commodity exchanges. The company is exposed to credit loss in the event of nonperformance by these counterparties. The company utilizes collateral support annex agreements with certain counterparties to limit its exposure to credit losses. The company anticipates performance by counterparties to these contracts and therefore no material loss is expected. Market and counterparty credit risks associated with these instruments are regularly reported to management.

The notional amounts of the company’s derivative instruments were as follows:

Notional Amounts (In millions)	September 30, 2018	December 31, 2017
Derivatives designated as hedging instruments:
Commodity contracts	$125	$587
Derivatives not designated as hedging instruments:
Foreign currency contracts	$3,159	$3,922
Commodity contracts	$12	$6

Foreign Currency Risk

The company’s objective in managing exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign currency rate changes. Accordingly, the company enters into various contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency-denominated assets, liabilities, commitments and cash flows.

The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The primary business objective of this hedging program is to maintain an approximately balanced position in foreign currencies so that exchange gains and losses resulting from exchange rate changes, after related tax effects, are minimized. The company also uses foreign currency exchange contracts to offset a portion of the company’s exposure to certain foreign currency-denominated revenues so that gains and losses on these contracts offset changes in the USD value of the related foreign currency-denominated revenues. The objective of the hedge program is to reduce earnings and cash flow volatility related to changes in foreign currency exchange rates.

Commodity Price Risk

Commodity price risk management programs serve to reduce exposure to price fluctuations on purchases of inventory such as corn, soybeans, soybean oil and soybean meal. The company enters into over-the-counter and exchange-traded derivative commodity instruments to hedge the commodity price risk associated with agricultural commodity exposures.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Derivatives Designated as Cash Flow Hedges

Commodity Contracts

The company enters into over-the-counter and exchange-traded derivative commodity instruments, including options, futures and swaps, to hedge the commodity price risk associated with agriculture commodity exposures.

While each risk management program has a different time maturity period, most programs currently do not extend beyond the next two -year period. Cash flow hedge results are reclassified into earnings during the same period in which the related exposure impacts earnings. Reclassifications are made sooner if it appears that a forecasted transaction is not probable of occurring.

The following tables summarize the after-tax effect of cash flow hedges on accumulated other comprehensive loss:

	Successor		Predecessor
(In millions)	Three Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017
Beginning balance	$(7)	$—	$(4)
Additions and revaluations of derivatives designated as cash flow hedges	(3)	—	1

Ending balance	$(10)	$—	$(3)

	Successor		Predecessor
(In millions)	Nine Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period January 1 - August 31, 2017
Beginning balance	$(2)	$—	$7
Additions and revaluations of derivatives designated as cash flow hedges	(3)	—	3
Clearance of hedge results to earnings	(5)	—	(13)

Ending balance	$(10)	$—	$(3)

At September 30, 2018, an after-tax net loss of $9 million is expected to be reclassified from accumulated other comprehensive loss into earnings over the next twelve months.

Derivatives not Designated in Hedging Relationships

Foreign Currency Contracts

The company routinely uses forward exchange contracts to reduce its net exposure, by currency, related to foreign currency-denominated monetary assets and liabilities of its operations so that exchange gains and losses resulting from exchange rate changes are minimized. The netting of such exposures precludes the use of hedge accounting; however, the required revaluation of the forward contracts and the associated foreign currency-denominated monetary assets and liabilities intends to achieve a minimal earnings impact, after taxes. The company also uses foreign currency exchange contracts to offset a portion of the company’s exposure to certain foreign currency-denominated revenues so that gains and losses on the contracts offset changes in the USD value of the related foreign currency-denominated revenues.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Commodity Contracts

The company utilizes options, futures and swaps that are not designated as hedging instruments to reduce exposure to commodity price fluctuations on purchases of inventory such as corn, soybeans, soybean oil and soybean meal.

Fair Value of Derivative Instruments

Asset and liability derivatives subject to an enforceable master netting arrangement with the same counterparty are presented on a net basis in the interim Condensed Consolidated Balance Sheets. The presentation of the company’s derivative assets and liabilities is as follows:

		September 30, 2018
(In millions)	Balance Sheet Location	Gross	Counterparty and Cash Collateral Netting [1]	Net Amounts Included in the Condensed Consolidated Balance Sheet
Asset derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	$55	$(39)	$16

Total asset derivatives		$55	$(39)	$16

Liability derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$54	$(18)	$36

Total liability derivatives		$54	$(18)	$36

1.

Counterparty and cash collateral amounts represent the estimated net settlement amount when applying netting and set-off rights included in master netting arrangements between the company and its counterparties and the payable or receivable for cash collateral held or placed with the same counterparty.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

		December 31, 2017
(In millions)	Balance Sheet Location	Gross	Counterparty and Cash Collateral Netting [1]	Net Amounts Included in the Condensed Consolidated Balance Sheet
Asset derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	$46	$(37)	$9

Total asset derivatives		$46	$(37)	$9

Liability derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$79	$(32)	$47

Total liability derivatives		$79	$(32)	$47

1.

Counterparty and cash collateral amounts represent the estimated net settlement amount when applying netting and set-off rights included in master netting arrangements between the company and its counterparties and the payable or receivable for cash collateral held or placed with the same counterparty.

Effect of Derivative Instruments

	Amount of (Loss) Gain Recognized in OCI [1]—Pre-Tax
	Successor		Predecessor
(In millions)	Three Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017
Derivatives designated as hedging instruments:
Cash flow hedges:
Commodity contracts	$(5)	$—	$1

Total derivatives designated as hedging instruments	(5)	—	1

Total derivatives	$(5)	$—	$1

1.	OCI is defined as other comprehensive income (loss).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	Amount of (Loss) Gain Recognized in OCI [1]—Pre-Tax
	Successor		Predecessor
(In millions)	Nine Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period January 1 - August 31, 2017
Derivatives designated as hedging instruments:
Cash flow hedges:
Commodity contracts	$(4)	$—	$5

Total derivatives designated as hedging instruments	(4)	—	5

Total derivatives	$(4)	$—	$5

1.	OCI is defined as other comprehensive income (loss).

	Amount of Gain (Loss) Recognized in Income—Pre-Tax [1]
	Successor		Predecessor
(In millions)	Three Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period July 1 - August 31, 2017
Derivatives designated as hedging instruments:
Cash flow hedges:
Commodity contracts [2]	$(1)	$—	$—

Total derivatives designated as hedging instruments	(1)	—	—

Derivatives not designated as hedging instruments:
Foreign currency contracts [3]	31	112	(260)
Commodity contracts [2]	—	—	2

Total derivatives not designated as hedging instruments	31	112	(258)

Total derivatives	$30	$112	$(258)

1.	For cash flow hedges, this represents the portion of the gain (loss) reclassified from accumulated OCI into income during the period.
2.	Recorded in cost of goods sold.
3.

Gain recognized in sundry income (expense)—net was partially offset by the related gain on the foreign currency-denominated monetary assets and liabilities of the company’s operations. See Note 8 for additional information.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	Amount of Gain (Loss) Recognized in Income—Pre-Tax [1]
	Successor		Predecessor
(In millions)	Nine Months Ended September 30, 2018	For the Period September 1 - September 30, 2017	For the Period January 1 - August 31, 2017
Derivatives designated as hedging instruments:
Cash flow hedges:
Commodity contracts [2]	$6	$—	$21

Total derivatives designated as hedging instruments	6	—	21

Derivatives not designated as hedging instruments:
Foreign currency contracts [3]	27	112	(431)
Commodity contracts [2]	5	—	2

Total derivatives not designated as hedging instruments	32	112	(429)

Total derivatives	$38	$112	$(408)

1.	For cash flow hedges, this represents the portion of the gain (loss) reclassified from accumulated OCI into income during the period.
2.	Recorded in cost of goods sold.
3.

Gain recognized in sundry income (expense)—net was partially offset by the related gain on the foreign currency-denominated monetary assets and liabilities of the company’s operations. See Note 8 for additional information.

NOTE 18—FAIR VALUE MEASUREMENTS

The following tables summarize the bases used to measure certain assets and liabilities at fair value on a recurring basis:

September 30, 2018 (In millions)	Significant Other Observable Inputs (Level 2)

Assets at fair value:
Cash equivalents and restricted cash equivalents [1]	$2,641
Marketable securities	264
Derivatives relating to: [2]
Foreign currency	55

Total assets at fair value	$2,960

Liabilities at fair value:
Long-term debt	$10,388
Derivatives relating to: [2]
Foreign currency	54

Total liabilities at fair value	$10,442

1.

Time deposits included in cash and cash equivalents and money market funds included in other current assets in the interim Condensed Consolidated Balance Sheets are held at amortized cost, which approximates fair value.

2.	See Note 17 for the classification of derivatives in the interim Condensed Consolidated Balance Sheets.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2017 (In millions)	Significant Other Observable Inputs (Level 2)
Assets at fair value:
Cash equivalents and restricted cash equivalents [1]	$5,205
Marketable securities	952
Derivatives relating to: [2]
Foreign currency	46

Total assets at fair value	$6,203

Liabilities at fair value:
Long-term debt	$11,560
Derivatives relating to: [2]
Foreign currency	79

Total liabilities at fair value	$11,639

1.

Time deposits included in cash and cash equivalents and money market funds included in other current assets in the interim Condensed Consolidated Balance Sheets are held at amortized cost, which approximates fair value.

2.	See Note 17 for the classification of derivatives in the interim Condensed Consolidated Balance Sheets.

Fair Value Measurements on a Nonrecurring Basis

The following table summarizes the bases used to measure certain assets at fair value on a nonrecurring basis:

Basis of Fair Value Measurements on a Nonrecurring Basis at September 30 (In millions)	Significant Other Unobservable Inputs (Level 3)	Total Losses
2018
Assets at fair value:
Investment in nonconsolidated affiliates	$51	$(41)
Other intangible assets	$450	$(85)

With the exception of the goodwill, indefinite-lived intangible asset, and investment in nonconsolidated affiliates impairment charges there were no other non-recurring fair value adjustments recorded during the three and nine months ended September 30, 2018 and 2017. See Notes 6 and 12 for further discussion of these fair value measurements.